AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER   , 1996

                                                    REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                        BRAKE HEADQUARTERS U.S.A., INC.

             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                           5012                   22-3048534
   (State or Other Jurisdiction          (Primary Standard          (I.R.S. Employer
of Incorporation or Organization)            Industrial              Identification
                                        Classification Code             Number)
                                              Number)

                             33-16 WOODSIDE AVENUE
                           LONG ISLAND CITY, NY 11101
                                 (718) 779-4800

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             JOSEPH ENDE, PRESIDENT
                        BRAKE HEADQUARTERS U.S.A., INC.
                             33-16 WOODSIDE AVENUE
                           LONG ISLAND CITY, NY 11101
                                 (718) 779-4800

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

                                    COPY TO:
                            ELLIOT H. LUTZKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                            NEW YORK, NEW YORK 10158
                            TELEPHONE: 212 687-3860
                              FAX: (212) 949-7052

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

          TITLE OF EACH CLASS                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM         AMOUNT OF
            OF SECURITIES TO                  AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFER-       REGISTRATION
             BE REGISTERED                     REGISTERED          PER SHARE (1)       ING PRICE (1)              FEE
Common Stock, $.001 par value.........      450,000 Shs. (2)          $   2.50(3)     $  1,125,000            $  387.93
Common Stock Purchase Warrants........        900,000 Wts.            $   3.80        $  3,420,000            $1,179.31
Common Stock, $.001 par value.........    900,000 Shs. (4) (5)                (6)                     (6)               (6)
Common Stock $.001 par value..........       40,000 Shs. (7)          $   2.50        $    100,000            $   34.48
Common Stock Purchase Warrants........       80,000 Wts. (8)          $   3.80        $    304,000            $  104.83
Common Stock $.001 par value..........       80,000 Shs. (6)                  (6)                     (6)               (6)
Common Stock $.001 par value..........        174,633 Shs.            $   6.25(3)     $1,091,456.25           $  376.36
  Total:                                                                              $6,040,456.25           $2,082.91

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) These shares were issued as part of units in an August 1996 private placement (the "Private Placement"), with each unit consisting of one share of Common Stock and two Common Stock Purchase Warrants.
(3) The average of the bid and asked prices of the Common Stock of the Registrant on September 30, 1996, as reported by Nasdaq, was $6.25 per share.
(4) Issuable upon exercise of the 900,000 Common Stock Purchase Warrants issued in the Placement.
(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the Common Stock Purchase Warrants.
(6) Pursuant to Rule 457(g), no additional registration fee is required for these shares.
(7) Issuable upon exercise of the Placement Agent's Warrants which are each exercisable for one share of Common Stock and two Common Stock Purchase Warrants.
(8) Issuable upon exercise of the Placement Agent's Common Stock Purchase Warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        BRAKE HEADQUARTERS U.S.A., INC.

                             CROSS REFERENCE SHEET

 ITEM
 NO.     CAPTION IN FORM S-1                               LOCATION IN PROSPECTUS

   1.    Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus..........  Outside Front Cover Page.

   2.    Inside Front and Outside Back Cover Pages of
         Prospectus......................................  Inside Front and Outside Back Cover Pages.

   3.    Summary Information, Risk Factors and Ratio of
         Earnings To Fixed Charges.......................  Prospectus Summary; Risk Factors.

   4.    Use of Proceeds.................................  Use of Proceeds.

   5.    Determination of Offering Price.................  Plan of Distribution

   6.    Dilution........................................  Dilution.

   7.    Selling Security Holders........................  Selling Securityholders

   8.    Plan of Distribution............................  Plan of Distribution

   9.    Description of Securities to be Registered......  Description of Securities.

  10.    Interest of Named Experts and Counsel...........  Legal Matters; Experts.

  11.    Information with Respect to the Registrant......  Business; Business -- Properties; Business -- Legal
                                                           Proceedings; Financial Statements; Selected Financial
                                                           Data; Management's Discussion and Analysis of Financial
                                                           Condition and Results of Operation; Management;
                                                           Management -- Executive Compensation; Principal
                                                           Stockholders; Certain Transactions.

  12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.....................................  Management -- Indemnification.

* Not Applicable

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1996

                        1,644,633 SHARES OF COMMON STOCK
                 980,000 CLASS A COMMON STOCK PURCHASE WARRANTS

                        BRAKE HEADQUARTERS U.S.A., INC.

          This Prospectus pertains to 1,644,633 shares (the "Shares") of Common Stock, $.001 par value per share, of Brake Headquarters U.S.A., Inc. (the "Company"), as well as 980,000 redeemable Class A Common Stock Purchase Warrants (the "Warrants") that may be sold by the selling securityholders named herein (the "Selling Securityholders").

          The Shares offered hereby were issued by the Company to: certain investors in a private placement (the "Private Placement") of 450,000 units (the "Units"), at a purchase price of $2.50 per Unit, each Unit consisting of one share of Common Stock and two Warrants each to purchase one share of Common Stock at $3.80 per share until August 13, 1999; G-V Capital Corp., the placement agent of the Private Placement (the "Placement Agent") in the form of 40,000 Units (the "Placement Agent's Warrants"), each consisting of one share of Common Stock and two Warrants; and four private investors who hold "piggyback" registration rights, concerning an aggregate of 174,633 shares of Common Stock. See "Selling Securityholders."

          The Company will not directly receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive the exercise price of all Warrants exercised. See "Use of Proceeds." On September 27, 1996, the closing sale price for the Common Stock on the Nasdaq SmallCap Market ("Nasdaq") was $6.00 per share. See "Price Range of Common Stock."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

           FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

              THE DATE OF THIS PROSPECTUS IS                , 1996

     The registration of the Shares offered hereby is being effected in connection with registration rights granted by the Company pursuant to the terms of the Private Placement, the Placement Agent's Warrants and the other Selling Securityholders' Subscription Agreements. In accordance with the terms of such rights, the Company will bear the expenses of such registration, which are estimated, except that the Selling Securityholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their portion of the Shares and their respective legal expenses.

     Commencing on the effective date of this Prospectus, the Shares may be sold, from time to time, by the Selling Securityholders directly to purchasers or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Securityholders or purchasers of the Shares. Sales of the Shares may be made on Nasdaq, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them on the resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Securityholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

     Brake Headquarters U.S.A., Inc. (the "Company") is a specialized distributor in the automotive aftermarket of a complete line of brake system products including brake drums and rotors, brake master cylinders, wheel cylinders, brake pads, brake shoes and brake hoses for virtually all makes and models of domestic and foreign passenger cars and light trucks from model year 1976 to the present. The Company also sells a variety of other "undercar" parts including ride control products, steering/suspension parts, drive shafts, shock absorbers and clutches. The brake line products are sold primarily under the name "Brake Headquarters," as well as under the name "Sanyo Automotive" and other private labels.

     The Company was incorporated in the State of Delaware on July 13, 1988 as a blind pool which did not conduct business operations until July 1992 when it acquired, in a reverse acquisition (the "Reverse Merger"), all of the outstanding capital stock of Sanyo Automotive Parts, Ltd. ("Sanyo Automotive"). In connection with the Reverse Merger, the Company amended its Certificate of Incorporation to change its name to Sanyo Industries, Inc. On August 8, 1995, the Company changed its name to Brake Headquarters U.S.A., Inc.. The Company is a publicly-owned holding company that conducts substantially all of its current business operations through its wholly-owned subsidiary Sanyo Automotive, a New York corporation formed in 1976, which is currently doing business under the name Brake Headquarters.

Common Stock Outstanding as of September 27,
  1996 (1)............................................  3,868,730
Common Stock to be Outstanding Upon Full Exercise of
  Warrants and Conversion of Promissory Note (2)......  4,980,030
Warrants Offered......................................  The Warrants are exercisable until August 13, 1999 at an exercise price of $3.80 per share, subject to adjustment
                                                        and to redemption by the Company in intervals during the
                                                        period following their registration hereby, as described
                                                        under "Description of Securities -- Warrants."
Use of Proceeds.......................................  The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling
                                                        Shareholders but will receive gross proceeds of
                                                        $3,824,000 from the full exercise of all warrants offered
                                                        by the Selling Stockholders.
Risk Factors..........................................  Prospective investors should carefully consider the matters set forth under the captions "Risk Factors." An
                                                        investment in the shares of Common Stock offered hereby
                                                        involves a high degree of risk.
Nasdaq Common Stock Symbol............................  BHQU

(1) Excludes an aggregate of 349,000 shares of Common Stock reserved for future issuance upon exercise of options currently outstanding and 131,000 and 120,000 shares reserved for issuance upon options available for issuance under the Company's 1994 and 1995 Employee Stock Option Plans, respectively (the "Plans"), and 100,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Bonus Plan. See "Shares Eligible for Future Sale."

(2) Gives effect to the exercise of 900,000 Warrants offered hereby; the Placement Agent's Warrants to purchase up to 120,000 shares of Common Stock and the conversion of a promissory note for 91,300 shares of Common Stock, all of which shares of Common Stock which are issuable are included in this Prospectus.

                             SUMMARY FINANCIAL DATA

                                               YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                        1993           1994             1995           1995           1996
STATEMENT OF OPERATIONS DATA:
Net sales.........................   $17,717,023    $25,094,473      $30,463,730    $15,617,040    $16,614,411
Income (loss) from operations.....       370,009     (1,041,037)(1)      566,874      1,192,111        557,899
Interest expense..................      (314,796)      (520,602)        (774,762)      (305,429)      (478,108)
Net income (loss).................        41,187     (1,968,909)(1)     (179,072)       546,659         54,791
Net income (loss) per common and
  common equivalent share (2).....   $       .00    $      (.92)     $      (.06)   $       .18    $       .02

                                               AS OF DECEMBER 31,                     AS OF JUNE 30, 1996
                                       1993           1994           1995          ACTUAL       AS ADJUSTED(3)
BALANCE SHEET DATA:
Working capital..................   $ 1,823,459    $ 3,706,239    $ 3,288,863    $ 8,050,180     $ 13,082,180(4)
Total assets.....................    10,189,885     11,937,143     15,496,294     17,843,732       22,617,732
Long-term obligations............       133,927        216,469        630,494      5,230,850        5,230,850
Total stockholders' equity.......     2,176,102      4,124,961      3,855,804      3,966,647        8,998,647(4)

(1) After a non-cash compensatory charge of $2,314,000 resulting from the release of escrow shares, the exercisability of warrants and the conversion of preferred stock, upon the Company's attainment of the specified 1994 pre-tax income level under the Company's July 1992 Reverse Acquisition and certain cumulative levels for the three-year period ended December 31, 1994. See "Certain Relationships and Related Transactions" and Note 4 of Notes to the 1995 Consolidated Financial Statements.

(2) Net income (loss) per share is computed on the basis described in Note 1 of Notes to Consolidated Financial Statements including, but not limited to, the adjustment for dividends on preferred stock.

(3) As adjusted to reflect the Company's receipt of proceeds of $4,774,000 consisting of (i) $1,000,000 of net proceeds from the Private Placement in August 1996; (ii) $3,420,000 from the exercise of all Warrants; and (iii) $404,000 from full exercise of the Placement Agent's Warrants and after deducting $50,000 of offering expenses

(4) Includes $258,000 from the conversion of a Selling Securityholder's promissory note.

                                  RISK FACTORS

     IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

     HIGHLY COMPETITIVE INDUSTRY. The automotive aftermarket industry in general, and the brake parts market in particular, is highly competitive. The direct competitors to the Company's distribution activities include manufacturers such as Brake Parts, Inc., Wagner Brakes, a subsidiary of Cooper Industries, Inc., EIS Brake Plants Division of Standard Motor Products, Inc. and the ITT Automotive Aftermarket Division of ITT/AIMCO. Many of the Company's competitors are larger and have substantially greater financial resources than the Company and may be able to sell merchandise at lower prices than the Company. In addition, manufacturers who compete with the Company are not dependent on relationships with suppliers as is the Company. See "Business -- Competition."

     DEPENDENCE ON AUTOMOTIVE INDUSTRY. The Company's business is dependent upon the automotive industry which is cyclical and has historically experienced periodic downturns. These downturns are difficult to predict and have often had a severe adverse effect on the undercar parts industry. While the Company believes that it operates in a recession resistant segment of the automotive industry, its future performance may nevertheless be adversely affected by automotive industry downturns. See "Business -- Industry Overview."

     ANTICIPATED DECREASE IN GROWTH RATES. The Company's sales increased by 30%, 42% and 21% in 1993, 1994 and 1995, respectively, as compared to the applicable prior year as the Company added new large customers. However, unless the Company is able to continue to add new large customers at an increasing rate, or new product lines it is unlikely that it will continue to grow at comparable rates to the last several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MANAGEMENT OF GROWTH. The Company will attempt to expand current levels of operations which depends on, among other things, its ability to service its customers, retain skilled management and other personnel, secure adequate sources of supply on commercially reasonable terms and successfully manage growth. To manage growth effectively, the Company will need to implement and maintain more sophisticated operational, financial and management information systems, procedures and controls than it has to date. There can be no assurance that the Company will be able to manage its growth effectively, and the Company's failure to do so would likely have a material adverse effect on the Company and its operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     RISK OF LOSS OF PRINCIPAL CUSTOMER. During 1995 and the six months ended June 30, 1996, net sales to the Company's largest customer, Autozone, Inc., a retail auto chain which became a customer in late 1993, accounted for approximately 17% and 26% of the Company's total net sales, respectively. There can be no assurance that such customer will continue to purchase products from the Company at current levels, or at all. The loss of this customer's business or a decline in the economic prospects of this customer would, in all likelihood, have a material adverse effect on the Company and its operations. See "Business."

     DEPENDENCE ON SUPPLIERS. The Company depends upon close relationships with its suppliers of automotive parts and equipment and its ability to purchase products from these manufacturers at favorable prices and on favorable terms. The Company does not maintain supply contracts with any of its suppliers. Alternative sources exist for most of the products it purchases, and the loss of any significant supplier, is not expected to have a material adverse effect on the Company. However, if a new supplier is not obtained in a timely manner and upon acceptable terms, then the Company may be adversely affected. See
"Business -- Suppliers."

     REGULATORY CONSIDERATIONS. The Company is subject to various federal, state and local laws and regulations concerning workplace safety, zoning and other matters relating to its business. In addition, the Company's warehouse employees in New York and Illinois are subject to collective bargaining agreements. From time to time the Company has been and may continue to be subject to disputes with its union, none of which has had to date a material adverse effect on the Company's operations. Although to date, the costs and expenses of complying with government regulations have not had a material effect on the Company, a material increase in the cost of such compliance could have a material adverse effect on the Company and its operations. See "Business -- Government Regulation."

     POSSIBLE NEED FOR ADDITIONAL FINANCING. To date, the Company's capital requirements have been significant. The Company anticipates, based on the Company's currently proposed plans and assumptions relating to its operations, that the proceeds of the August 1996 Private Placement Offering, together with cash flow from operations and currently available financing arrangements, will be sufficient to satisfy its anticipated cash requirements for the next 12 months. Thereafter, the Company anticipates that it will require the proceeds from the exercise of the currently outstanding Warrants and Placement Agent's Warrants in order to continue to expand its operations, although the exercise of such warrants cannot be assured. In the event that the Company's plans or assumptions change or prove to be inaccurate, there can be no assurance that additional financing will not be required. See "Use of Proceeds."

     The Company's business strategy includes the pursuit of acquisitions, which may also require additional financing or the issuance of additional equity securities that could result in further dilution to the public stockholders. To the extent the Company incurs indebtedness in connection with an acquisition, the Company will be subject to risks associated therewith, including the risks of interest rate fluctuations and insufficiency of cash flow to pay interest and principal. There can be no assurance that additional funds, whether in the form of debt or equity, will be available to the Company on commercially reasonable terms or at all.

     DEPENDENCE ON PRESIDENT. The Company's success is dependent upon the efforts of Joseph Ende, the Company's President and Chief Executive Officer. In July 1995, the Company entered into a three-year employment agreement with Mr. Ende, which automatically renews for consecutive one-year periods unless terminated on thirty days' prior written notice. The loss of Mr. Ende's services would have a material adverse effect on the Company and its operations. See "Management."

     CONTROL BY PRESIDENT AND PRINCIPAL STOCKHOLDER AND EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS. Joseph Ende beneficially owns approximately 68% of the Company's outstanding Common Stock. In addition, as the sole stockholder of the Company's Series B Preferred Stock, $.001 par value per share (the "Preferred Stock"), which votes as a separate class, Mr. Ende has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75 million in revenues for any year through December 31, 2000. THIS THRESHOLD HAS BEEN ARBITRARILY SELECTED BY THE COMPANY AND IS NOT TO BE CONSTRUED AS PROJECTIONS OF FUTURE COMPANY OPERATIONS. In the event of any liquidation, dissolution or winding-up, the holder of shares of the Preferred Stock will be entitled to an aggregate preference of $50,000, his basis in the stock; any remaining proceeds of liquidation will be distributed pro rata to holders of the Common Stock. The above-stated $75 million revenue level shall be determined by the Company and reported on its audited financial statements. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities -- Series B Preferred Stock."

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware ("Delaware GCL"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person becomes an interested stockholder, unless
(i) the business combination is approved in a prescribed manner or (ii) such interested stockholder owns at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) upon completion of the transaction in which such stockholder becomes an interested stockholder. This provision of the Delaware GCL could delay and make more difficult a business combination even if the business combination could be beneficial to the interests of the stockholders. This provision of the Delaware GCL also could limit the price certain investors might be willing to pay in the future for shares of the Common Stock. Consequently, Mr. Ende has the ability to direct substantially all of the Company's affairs. See "Principal and Selling Stockholders" and "Description of Securities -- Delaware Anti-Takeover Law; and Series B Preferred Stock."

     NO ASSURANCE OF PUBLIC MARKET; VOLATILITY OF STOCK PRICE. Prior to the date hereof, there has been a limited public trading market for the Common Stock and no market for the Warrants. There can be no assurance that an active trading market for such securities will develop or be sustained. Factors such as the Company's operating results, the proposed expansion of the Company's operations and various factors affecting the automotive industry generally, may significantly impact the market price of the Company's securities. In addition, in recent years, prior to its June 1996 listing on Nasdaq, the Common Stock had experienced a high level of price and volume volatility, not necessarily related to its operating performance. The market price of the Common Stock may continue to be highly volatile. See "Price Range of Common Stock."

     PAYMENT OF DIVIDENDS. No cash dividends have been paid on the Common Stock since the Company's inception. On April 30, 1995, a cash dividend in the amount of $112,730 was declared but not paid to Joseph Ende, President of the Company, on the Preferred Stock which was issued to him in connection with the Reverse Merger. No cash dividends are contemplated in the foreseeable future, and the Company presently intends to retain all of its earnings for the future operations and growth of its business. In addition, the Company's loan agreement with one of its lenders prohibits the payment of dividends if such payment would result in a breach of such loan agreement. See "Dividend Policy," Certain Relationships and Related Transactions" and "Description of Securities."

     EFFECT OF OUTSTANDING WARRANTS AND OPTIONS. An aggregate of 900,000 Warrants each to purchase one share of Common Stock held by certain of the Selling Securityholders are registered for sale hereby. In addition, the Company's Placement Agent holds the Placement Agent's Warrants to purchase 40,000 Units, each Unit consisting of one share of Common Stock and two Warrants. There are also additional outstanding options to purchase 349,000 shares of Common Stock which are or will become exercisable on various dates through May 2002. The exercise of a significant number of such Warrants and options at prices substantially below the then current market price of Common Stock may adversely affect the prevailing market price for the Common Stock at the time of exercise and will dilute the interests of then existing stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital, if required, may be adversely affected by the existence of such outstanding options and warrants, because the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, want to obtain any needed capital on terms more favorable to the Company than those provided in such warrants and options. See "Plan of Distribution," "Management" and "Executive Compensation."

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Of the 3,868,730 shares of Common Stock currently issued and outstanding, approximately 3,217,424 shares of Common Stock (including 525,000 shares registered hereby) are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

     Notwithstanding the foregoing, Joseph Ende, the Company's President and principal stockholder, has entered into a lock-up agreement with the Placement Agent wherein he agreed not to sell or otherwise dispose of his 2,609,333 restricted shares of the Company's Common Stock for a one-year period ending August 13, 1997, without the prior written consent of the Placement Agent, subject to Mr. Ende's ability to sell shares pursuant to Rule 144 through or at the direction of the Placement Agent. William Orzolek, a non-affiliated Selling Securityholder entered into a lock-up agreement with the Placement Agent not to sell his 75,000 restricted shares prior to August 13, 1997, except pursuant to the terms of this Registration Statement. See "Shares Eligible for Future Sale" and "Plan of Distribution."

     The Company has granted one demand and "piggyback" registration rights through January 2000 to an existing stockholder with respect to 131,320 shares of Common Stock which shares are not part of this Registration Statement. No prediction can be made as to the effect, if any, that sales of shares of Common Stock pursuant to this Registration Statement, or otherwise, or even the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability in the future to raise capital through the sale of its equity securities.

     During the respective terms of the Company's outstanding options and Warrants, the holders thereof may be able to purchase Common Stock at prices substantially below the then current market price of the Company's Common Stock with a resultant dilution in the interests of the existing shareholders. The holders of the Company's options and Warrants may be expected to exercise their rights to acquire Common Stock at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities or through other channels, such as traditional bank financing. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding options and Warrants and the subsequent public sales of Common Stock by holders of such securities pursuant to a registration statement effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. "Management -- Executive Compensation -- Stock Options" and "Shares Eligible for Future Sale."

     SECURITIES MARKET FACTORS. In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, and particularly small and emerging growth companies have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning proprietary innovations, new products, government regulations and developments or disputes relating to proprietary rights and factors affecting the automobile industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Price Range of Common Stock."

     POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS ASSOCIATED WITH LOW-PRICED STOCK. The Company's Common Stock became listed on Nasdaq SmallCap Market on June 6, 1996. No assurance can be given that the shares of Common Stock will remain qualified for listing on NASDAQ. In order to continue to be listed on NASDAQ, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued listing on NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria may result in the delisting of the Common Stock from NASDAQ, and the trading of the Common Stock, if any, would be conducted in the over-the-counter market through the OTC Electronic Bulletin Board. As a result of such delisting, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of, the Company's Common Stock.

     Furthermore, if the Common Stock is not listed on NASDAQ or were to become delisted from trading on NASDAQ and the trading price of the Common Stock remains below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various restrictions on sales practices by broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of the Selling Securityholders to sell the Common Stock in the secondary market. See "Plan of Distribution."

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                USE OF PROCEEDS

     The Shares offered hereby were issued by the Company to: certain investors in the Private Placement consisting of 450,000 shares of Common Stock and 900,000 redeemable Warrants each to purchase one share of Common Stock, at $3.80 per share; the Placement Agent of the Private Placement in the form of Placement Agent's Warrants to purchase 40,000 Units consisting of an aggregate of 40,000 shares of Common Stock and Warrants to purchase 80,000 shares of Common Stock; and four Selling Securityholders in private placements concerning an aggregate of 174,633 shares of Common Stock.

     The Company will not receive the proceeds of sales of the Shares by the Selling Securityholders. However, upon the full exercise of the Warrants and the Placement Agent's Warrants, the Company will receive aggregate cash of $3,420,000, and $404,000, respectively. The Company will use the approximately $3,774,000 of net proceeds (after deducting $50,000 of offering expenses) from the payment of the respective exercise prices for working capital and general corporate purposes.

     The Company may also use a portion of the exercise price of the Warrants and the Placement Agent's Warrants allocated to working capital to expand its operations by acquiring companies or parts of companies which the Company believes are compatible with its business. The Company has no plans, agreements, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will be able to make any such acquisition.

     Pending utilization of the net proceeds from the exercise prices of the Warrants and the Placement Agent's Warrants, the Company may use funds to temporarily reduce its credit facilities and otherwise invest in interest-bearing investments.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has traded on the Nasdaq SmallCap Market since June 6, 1996 under the symbol BHQU. Until then, the Common Stock traded on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. Prior to August 8, 1995, the Common Stock was traded under the symbol SNYO.

     The following table sets forth the high and low bid quotations for the Common Stock for each quarter of 1994 and 1995 and through June 5, 1996, as reported by the National Quotation Bureau, Inc. and thereafter as reported by Nasdaq. Such quotations represent prices in dollars between dealers, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions.

                                                       BID PRICES
                                                     HIGH       LOW
1994
First Quarter....................................   $2.00     $1.00
Second Quarter...................................   $3.00     $2.00
Third Quarter....................................   $2.00     $1.25
Fourth Quarter...................................   $ .375    $ .750
1995
First Quarter....................................   $ .813    $ .156
Second Quarter...................................   $ .750    $ .250
Third Quarter (through August 7, 1995)...........   $ .350    $ .250
Third Quarter (From August 8, 1995)(1)...........   $3.50     $2.50
Fourth Quarter...................................   $5.25     $2.75
1996
First Quarter....................................   $3.50     $2.75
Second Quarter...................................   $5.44     $3.00
Third Quarter (through September 27, 1996).......   $6.625    $5.375

(1) The prices from this date forward reflect the Company's August 8, 1995 one-for-ten reverse stock split.

     As of September 27, 1996, the closing bid and asked prices of the Common Stock were $6.125 and $6.50 per share, respectively.

     As of September 27, 1996, there were 527 holders of record of the Common Stock and one holder of Series B Preferred Stock. The Company reasonably believes that there are in excess of 5,000 beneficial owners, including the beneficial owners of Common Stock currently held in the name of depository institutions.

     On December 21, 1992, the United States Securities and Exchange Commission (the "Commission") suspended trading in the Company's securities from December 21, 1992 through January 5, 1993. The Commission advised the Company that it initiated this suspension because it appeared to the Commission that there was a lack of current and accurate information concerning the identity of (i) persons who may have acquired undisclosed control of the Company and (ii) persons having beneficial ownership of the Company's securities. The Company was advised after December 21, 1992 that the beneficiaries of certain trusts, which had beneficial ownership of approximately 23% of the Common Stock, were the three sons of Robert E. Brennan, the former President of First Jersey Securities, Inc. (the "Brennan Trusts"). Furthermore, Mr. Brennan's beneficial ownership of the Common Stock on a fully diluted basis was approximately 38% On January 8, 1993, trading in the Company's securities was resumed.

     During 1993 and 1994, the Company's President and Principal Stockholder did not sell any shares of Common Stock, and there were no developments or changes in the Company's operations which would have accounted for the substantial decrease in the market price of the Common Stock as disclosed under "Price Range of Common Stock." However, certain broker-dealers, which were active market makers in the Common Stock and which were alleged by the Commission to be under the control of Robert E. Brennan, were investigated by the Commission for, among other things, trading in the Company's securities, and ultimately ceased doing business.

     In January 1995, Joseph Ende and two non-affiliated persons purchased all of the Brennan Trusts' shares in the Company, as the Company was without the funds to do so. Thus, as of January 1995 and at present, management has no knowledge that Robert E. Brennan, who never attempted to exercise any control over the Company, or the Brennan Trusts or any of Mr. Brennan's affiliates, holds any beneficial interest in the Company's securities. See "Principal Stockholders."

                                DIVIDEND POLICY

     To date, no cash dividends have been paid on the Common Stock. On April 30, 1995, a dividend in the amount of $112,730 was declared, but not paid, to the Company's President on the Preferred Stock issued in connection with the Reverse Merger. On April 30, 1995, all of the then outstanding shares of Preferred Stock were converted into Common Stock in accordance with their terms as a result of the attainment by the Company of certain performance levels. Of the $112,730 in accrued dividends, $50,000 was exchanged for the 1,000 shares of newly issued Series B Preferred Stock issued to the Company's President in March 1996, and the remaining $62,730 is still owing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and "Description of Securities -- Series B Preferred Stock."

     No cash dividends on the Common Stock are contemplated in the foreseeable future, and the Company presently intends to retain all of its earnings for the future operations and growth of the business. In addition, the Company's loan agreement with its senior lender prohibits the payment of dividends if such payment would result in a breach of the loan agreement.

                                 CAPITALIZATION

     The following table presents the actual capitalization of the Company as of June 30, 1996 and the capitalization of the Company as of June 30, 1996 as adjusted for the gross proceeds from the exercise of all Warrants included in this Prospectus and the Placement Agent's Warrants. This table should be read in connection with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                             JUNE 30, 1996
                                                                       ACTUAL       AS ADJUSTED(1)
                                                                              (UNAUDITED)
Long-term debt....................................................   $ 5,230,850        5,230,850
Stockholders' equity:
  Series B Preferred Stock, $.001 par value;
  1,000 shares authorized, issued and outstanding.................             1                1
  Common Stock, $.001 par value; 6,000,000 shares authorized;
     3,418,730 shares issued and outstanding; and
     4,980,030 shares as adjusted.................................         3,418            4,989
  Additional paid-in capital......................................    13,070,309       18,100,738
  Accumulated deficit.............................................    (9,107,081)      (9,107,081)
Total stockholders' equity........................................     3,966,647        8,998,647
Total capitalization..............................................   $ 9,197,497     $ 14,229,497

(1) As adjusted to reflect the Company's receipt of $5,032,000 (after deducting $50,000 of offering expenses) consisting of: the issuance of 450,000 shares of Common Stock in the August 1996 Private Placement; the prospective exercise of 900,000 Warrants issued in the Private Placement exercisable at $3.80 per share; the prospective exercise of 40,000 Placement Agent's Warrants, at $2.50 per Warrant, as well as the underlying 80,000 Warrants exercisable at $3.80 per warrant; and the conversion of a $258,000 convertible promissory note for 91,300 shares of Common Stock offered hereby by a Selling Securityholder.

                            SELECTED FINANCIAL DATA

     The selected consolidated financial data as of and for the five-year period ended December 31, 1995 have been derived from the Company's Consolidated Financial Statements. This data should be read in conjunction with the Consolidated Financial Statements and related Notes for the three-year period ended December 31, 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations. The consolidated balance sheet data as of December 31, 1994 and 1995, and the consolidated statements of operations data for each of the three years in the period ended December 31, 1995 and the accountants' reports thereon, are audited and are included in this Prospectus. The consolidated balance sheet data as of December 31, 1991, 1992 and 1993 and the consolidated statements of operations data for the years ended December 31, 1991 and 1992 are derived from the audited consolidated financial statements of the Company and are not presented herein. The selected data presented below for, and as of the end of, the six months ended June 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company appearing in this Prospectus. In the opinion of management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                      YEAR ENDED DECEMBER 31,                           6 MONTHS ENDED JUNE 30,
                                   1991         1992          1993          1994            1995          1995          1996
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $8,868,974   $13,672,234   $17,717,023   $25,094,473     $30,463,730   $15,617,040   $16,614,411
Income (loss) from
  operations..................     298,793       605,845       370,009    (1,041,037)(1)     566,874     1,192,111       557,899
Interest expense..............    (307,874)     (261,643)     (314,796)     (520,602)       (774,762)     (305,429)     (478,108)
Net income (loss).............      48,409       235,982        41,187    (1,968,909)(1)    (179,072)      546,659        54,791
Net income (loss) per common
  and common equivalent
  share(2)....................  $      .02   $       .05   $       .00   $      (.92)    $      (.06)  $       .18   $       .02


                                                            DECEMBER 31,                                       JUNE 30,
                                   1991         1992          1993          1994            1995          1995          1996
BALANCE SHEET DATA:
Working Capital...............  $1,336,197   $ 1,977,053   $ 1,823,459   $ 3,706,239     $ 3,288,863   $ 4,022,620   $ 8,050,180
Total assets..................   6,064,582     8,070,849    10,189,885    11,937,143      15,496,294    15,132,646    17,843,732
Long-term obligations.........     545,639        80,113       133,927       216,469         630,494       567,716     5,230,850
Total stockholders' equity....     941,535     2,174,915     2,176,102     4,124,961       3,855,804     4,556,268     3,966,647

(1) After a non-cash compensatory charge of $2,314,000 resulting from the release of escrow shares, the exercisability of warrants and the conversion of preferred stock, upon the Company's attainment of the specified 1994 pre-tax income level under the Company's July 1992 Reverse Acquisition and certain cumulative levels for the three-year period ended December 31, 1994. See "Certain Relationships and Related Transactions" and Note 4 of Notes to the 1995 Consolidated Financial Statements.

(2) Net income (loss) per share is computed on the basis described in Note 1 of Notes to the 1995 Consolidated Financial Statements, including, but not limited to, the adjustment for dividends on preferred stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

  THREE AND SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE AND SIX MONTHS ENDED JUNE 30, 1995

     Gross sales in the three months ended June 30, 1996 increased by $543,675, or 6.0%, to $9,572,400 compared to $9,028,725 for the three months ended June 30, 1995. Gross sales for the six months ended June 30, 1996 increased by $1,905,834, or 11.8%, to $18,018,775 compared to $16,112,941 for the corresponding period in 1995. These increases were due primarily to the continued expansion of product lines which includes brake rotors and drums, disc pads and shoes, wheel cylinders, brake hoses and other hydraulics with current customers and a successful program for obtaining new customers. The Company expanded its customer base by approximately 10% during the six months ended June 30, 1996 to include sales to new customers who were not customers during the comparable period in 1995. In addition, Autozone, Inc., a large retail chain which became a customer in late 1993, accounted for approximately 26% of the Company's revenues for the six months ended June 30, 1996, compared to 16% of the Company's revenues for the six months ended June 30, 1995.

     Gross profit in the three months ended June 30, 1996 increased by $111,647, or 4.7%, to $2,503,163 compared to $2,391,516 for the three months ended June 30, 1995. Gross profit for the six months ended June 30, 1996 was $4,608,361 versus $4,210,248 for the same period in 1995. This represents an increase of $398,113 or 9.5%. The Company attributes the improved gross profit to the success of its products and marketing efforts, as well as to improvements made in its procurement operation.

     The Company has agreed to accept the return of merchandise under certain circumstances. In order to obtain new customers, merchandise is exchanged, and replaced with current Brake Headquarters merchandise. The merchandise is brought back to the Company where it is reboxed, relabeled and placed back in inventory. This is a common occurrence within the industry. As the marketplace has grown more competitive, the amount of sales returns to the Company has significantly increased. The merchandise does not deteriorate, and obsolescence is therefore not a problem. All merchandise which is defective and returned by customers is returned to or credited by vendors.

     Operating expenses during the three months ended June 30, 1996 were $2,311,553 representing an increase of $628,965, or 37.4%, from $1,682,588 for the three months ended June 30, 1995. Operating expenses for the first six months of 1996 were $4,050,462, representing an increase of $1,032,325, or 34.2% from the $3,018,137 for the same period in 1995. The largest portion of operating costs is payroll, which increased by approximately $207,000, or 40%, from the comparable period last year. All other components of operating costs, consisting primarily of freight, commissions and professional services, increased proportionately. Operating expenses were 22.5% of gross sales for the six months ended June 30, 1996 as compared to 18.8% for the six months ended June 30, 1995. These increases were a result of increased sales, and a continued building of the infrastructure needed to provide excellent service to the Company's customers.

     Income from operations for the three months ended June 30, 1996 was $191,610 versus $708,828 for the same period in 1995. This represents a decrease of $517,218 or 73.0%. For the six months ended June 30, 1996, income from operations was $557,899 versus $1,192,111 for the same six months in 1995. This was a decrease of $634,212 or 53.2%. Included within operating expenses in the three months ended June 30, 1996 is an expense of approximately $212,000 from the settlement of a lawsuit with a former customer.

     Interest expense during the three months ended June 30, 1996 was $211,264, an increase of $46,790 over the interest expense of $164,474 during the corresponding period in 1995. For the six months ended June 30, 1996, interest expense was $478,108, an increase of $172,679 compared to $305,429 for the six months of 1995. The increase is attributed to increased financing provided by the Company's banks in support of the growth in sales and assets.

     Most of the Company's payments to vendors are made in United States dollars and, therefore, the amount of foreign currency more or less is immaterial.

     As a result of the foregoing, the Company recorded a net loss for the three months ended June 30, 1996 of $30,654, or $.01 per share, as compared to net income of $325,122, or $.10 per share for the three months ended June 30, 1995. For the six months ended June 30, 1996, the Company's net income was $54,791 or $.02 per share, as compared to $546,659 or $.18 per share for the same period in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Gross sales for the year ended December 31, 1995 ("1995"), increased by $6,254,137, or 24.0%, to $32,383,302 compared to $26,129,165 for the year ended
December 31, 1994 ("1994"). This increase was due primarily to increased sales to existing customers and the Company's introduction of new undercar parts product lines. In addition, the Company expanded its customer base during 1995. Autozone, Inc., which became a customer in late 1993, accounted for approximately 17% of the Company's net sales for 1995.

     Gross profit for 1995 increased by $1,349,646, or 20.1%, to $8,053,798 compared to $6,704,152 for 1994. Gross profit margin for 1995 decreased to 26.4% compared to 26.7% for 1994. There is no significant difference in gross profit margin during the two periods.

     Operating expenses for 1995 decreased by $258,265, or 3.3%, to $7,486,924, compared to $7,745,189 for 1994. There was a 39.2% increase in Selling, General and Administrative ("SG&A") expenses in 1995, resulting from higher costs (primarily payroll, freight and commissions) associated with increased sales volume, bad debt expenses of $617,891, and a continued building of the infrastructure needed to provide a high level of service to the Company's customers, offset, in part, by the implementation of certain cost controls. An overall decrease resulted in non-recurring changes from non-cash compensatory charges (as described below) and settlement of litigation which occurred in 1994. The Company postponed raising additional funds in 1995 through a secondary public offering due to market conditions. The Company expended costs associated with the offering totalling $248,000 during 1995.

     The Company's attainment of the 1994 pretax income level and certain cumulative levels for the three-year period ended December 31, 1994 under its Reverse Merger Agreement, as amended, resulted in the release of the 125,000 escrowed shares, exercisability of the Class F warrants (relating to 1994 earnings) and conversion of the Series A Preferred Stock into shares of common stock, all by the Company's President/principal stockholder which resulted in a non-cash compensatory expense of $2,314,000 for 1994. Without giving effect to the non-cash expense of $2,314,000 for 1994, the Company would have had net income of $345,091. The non-cash compensatory charges to operations were offset by an increase in common stock and additional paid-in-capital.

     Income from operations for 1995 increased by $1,607,911 to $566,874, compared to a loss of $1,041,037 for 1994, as a result of increased sales, combined with certain cost controls and the elimination of certain non-recurring charges.

     Interest expense for 1995 increased by $254,160, or 48.8%, to $774,762 compared to $520,602 for 1994. The increase was a result of additional borrowings by the Company in support of the growth in sales and assets.

     As a result of the foregoing, the Company's net loss for 1995 decreased by 91%, or $1,807,837, to $179,072, or $.06 per share, as compared to $1,968,909, or $.92 per share for 1994.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

     Gross sales for 1994 increased by $7,474,092, or 40.1%, to $26,129,165 compared to the $18,655,073 reported for the year ended December 31, 1993 ("1993"). This increase was due primarily to the continued success of the Company's operations in the undercar market. The Company participated in trade shows where its products were received favorably and published several new catalogs of its products. The Company also continued successfully its other lines of business where it operates as a distributor for major automotive parts manufacturers.

     As a result of its marketing effort and the favorable acceptance of its products, the Company obtained several large contracts to sell its products to major companies in the automotive parts market. No single customer accounted for more than 10% of the Company's 1994 revenues.

     With the increased sales, the Company was able to increase its gross profit margin to 26.7% of net sales in 1994, which was an increase of 2.2% from 1993.

     Selling, general and administrative expenses as a percentage of net sales decreased from 22.4% in 1993 to 20.7% in 1994, and income from operations (excluding the noncash compensatory charges and a litigation settlement) increased from 2.1% of net sales in 1993 to 6.0% in 1994 as a result of increased sales growth and tighter control of expenses.

     The Company's Midwest distribution center commenced operations in January 1994 and almost immediately contributed to the Company's profitability.

     Interest expense in 1994 was $520,602, representing an increase of 65.4% over the 1993 expense of $314,796. The increase is attributed to increased borrowings which were used to help finance the growth of sales.

LIQUIDITY AND CAPITAL RESOURCES

  AT JUNE 30, 1996

     The Company has continued to use funds generated from operations and bank borrowings to support operations, finance working capital requirements and lease and improve facilities.

     The Company has agreements with two banks to provide lines of credit, bankers' acceptances, and letters of credit facilities. These facilities currently provide for aggregate borrowing of up to $10,000,000 at June 30, 1996. The balance due under these two loan facilities amounted to approximately $9,599,000 at June 30, 1996. The lines of credit expire at various dates through February 1998, at which time they will be reviewed for renewal. Interest accrues on the outstanding principal balances at rates from 7.44% to 9%. Both lines are secured by a pledge of substantially all of the Company's assets and both lines are partially guaranteed by the President/majority stockholder if equity is below $4,250,000. The agreements contain covenants which require the maintenance of certain amounts of net worth and certain financial ratios.

     The covenants in the Company's loan agreement with The Chase Manhattan Bank N.A. include: (i) a ratio of indebtedness to tangible net worth of not more than 3:1 through and including December 31, 1996 and not more than 2.5:1.0 thereafter; (ii) tangible net worth of not less than $4,250,000, (ii) interest coverage of not less than 225%; and (iv) a ratio of current assets (less prepaid expenses) to current liabilities of not less than 1.25:1.00. The Company was in technical default of number (i), (ii) and (iii) above, as of March 31, 1996, which default the bank waived and modified the ratios as of June 30, 1996, while the parties continue to negotiate revisions on a going forward basis.

     In January 1996, the Company obtained a $69,700 five-year loan from the City of Fairfield, Illinois bearing interest at 5% per annum to be used to purchase equipment for its Fairfield distribution center.

     Cash used in operations during the six months ended June 30, 1996 was $1,678,143 as compared with $889,162 used in operations during the six months ended June 30, 1995. This change was due mainly to the increase in accounts receivable of $2,360,554 offset by the corresponding increase in accounts payable and accrued expenses of $464,317.

     Cash received from customers during the six months ended June 30, 1996 amounted to $14,233,857, an increase of $1,596,819, or 12.6%, over the same period in 1995. At the same time, cash paid to suppliers and employees during the six months ended June 30, 1996 increased by $2,482,897, or 19.2%, over the same period in 1995 to $15,436,384, as the Company utilized the proceeds of sales and increased borrowing to pay suppliers and finance its growth through conservative cash flow management.

     During the six months ended June 30, 1996, the Company made a concerted effort to control the growth of inventory while ensuring sufficient product availability. As a result, inventory increased by only $281,046, or 3.6%, to $8,154,177 from $7,873,131. Accounts receivable increased by $2,124,180, or 39.8%, from January 1,

1996 to June 30, 1996. The increase in accounts receivable was a result of the corresponding growth in sales and extended terms given to certain customers because of market conditions.

     The Company signed a contract for a new computer system which Management believes will improve the efficiency of operations. The cost of this expenditure will be financed over a five-year period and will not significantly affect the cash flows of the Company.

     As of June 30, 1996, the Company had available approximately $401,000 through its various lines of credit. This would fund the Company's requirements for cash needs for the next 12 months. It is expected that cash requirements for large capital purchases will be funded and secured by separately financed transactions, as was recently accomplished for the new computer system described above.

  AT DECEMBER 31, 1995

     During 1995 and 1994 the Company used funds generated from operations, bank borrowings and proceeds from exercises of warrants to finance working capital requirements and lease and improve facilities. The Company received approximately $1,490,000 from the exercise of warrants during 1994.

     The Company's loan agreements provided for aggregate borrowings of up to $9,000,000 at December 31, 1995. The balance due under these loan facilities amounted to approximately $7,817,000 at December 31, 1995. The lines of credit and bankers' acceptances bear interest at rates ranging from 3/4% to 1% per annum above the bank's prime rate. The lines of credit expire at various dates through June 30, 1996. In February 1996, the Company refinanced and expanded by $1,000,000 one of its bank agreements. The Company currently has total available credit of $10,000,000. The new two-year agreement allows for borrowings of up to $5,000,000 based upon levels of accounts receivable and inventory. The other line of credit will be reviewed for renewal. The notes and acceptances payable are collateralized by substantially all of the assets of the Company and are partially guaranteed by the Company's President/principal stockholder. One of the agreements contains covenants which require the maintenance of certain amounts of net worth and financial ratios. At December 31, 1995, the Company had outstanding letters of credit of approximately $28,000. In addition, during 1995, the Company obtained a $258,000 short-term loan from an individual which is due in August 1996, payable in cash or in Common Stock. The loan bears interest at 8% per annum.

     The Company obtained a $100,000 five-year loan in November 1993, from the City of Fairfield, Illinois, bearing interest at 5% per annum which was used for capital equipment and working capital requirements to open the Company's Midwest Distribution Center in June 1995. On January 13, 1995, the Company exercised an option to purchase the Midwest Distribution Center for $315,000. The purchase and related construction costs were financed by first and second mortgages from a bank. The loans bear interest at the rate of 7.36% per annum and the bank's prime rate, respectively. In July 1995, the Company purchased an additional five acres of land adjacent to the foregoing property for $10,000.

     Cash used in operations in 1995 was $2,704,987 which represents an increase of $628,786, or 30.3%, from $2,076,201 in 1994. The increase was primarily due to an increase in inventory and accounts receivable. They rose by $1,593,795 and $1,937,596, respectively, both related to continued sales growth. Accounts payable and accrued expenses decreased by $764,220. These changes were financed primarily with $3,650,000 of additional borrowings.

     Cash received from customers during 1995 amounted to $28,526,134, an increase of $4,444,739, or 18.5%, over the same period in 1994. At the same time, cash paid to suppliers and employees during 1995 increased by $4,078,392, or 15.9%, over the same period in 1994 to $29,740,631, as the Company utilized the proceeds of sales and increased borrowings to pay suppliers and finance its growth through conservative cash flow management.

  AT DECEMBER 31, 1994

     Net cash used in operations in 1994 was $2,076,201 which represents an increase of $313,747, or 18%, from $1,762,454 in 1993. The increase was primarily due to a decrease in accounts payable and accrued expenses of $1,235,690, as the Company made a concerted effort to take advantage of vendor discounts. Inventory and accounts receivable rose by $707,601 and $596,741, respectively, both related to continued sales growth.

     These increases were financed primarily with an increase of $1,489,750 obtained from the issuance of common stock, as the result of the exercise of warrants during 1994. In addition, the Company increased its borrowings under notes and acceptances payable by $637,416.

     The Company has maintained good relations with domestic and foreign suppliers. The Company has agreements with banks to provide lines of credit, bankers' acceptances, and letters of credit facilities. These facilities provided for aggregate borrowings of up to $7,250,000 at December 31, 1994.

     The Company's credit facilities with both banks were renewed in December 1994, for an additional year. The total credit available to the Company was increased by 34%. In addition, both banks reduced the interest rate charged to the Company by 1/2%. Interest accrues on outstanding principal at rates of 1.0% to 1.5% above the banks' respective prime rates per annum. Both lines are secured by the Company's assets and are guaranteed by the Company's principal stockholder. The Company has maintained good relations with its primary lender for a period of 17 years. The Company also has a $100,000 low interest 5-year loan from the City of Fairfield, Illinois, which was used for capital equipment and working capital requirements for the Company's Midwest Distribution Center.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     On June 8, 1994, the Board of Directors of the Company dismissed Borek Stockel & Marden ("BS&M") as the Company's certified public accountants. The Board of Directors took such action following the indictment (concerning matters unrelated to the Company) of the partner of BS&M who handled the Company's accounts. During the two years and the interim period preceding such termination, (a) the auditors' report on the financial statements of the Company did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles and (b) there were no disagreements with BS&M as to auditing principles or practices, financial statements and disclosure or auditing scope or procedure.

     The Board of Directors of the Company then voted to retain the firm of Goldstein Golub Kessler & Company, P.C. ("GGK"). Prior to its appointment, the Company did not consult with GGK regarding the application of any accounting principle, the type of opinion that would be rendered on the Company's financial statements, or any matter that was the subject of disagreement.

     On December 28, 1995, the Board of Directors of the Company dismissed GGK as the Company's certified public accountants. GGK's report on the financial statements for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Through December 28, 1995, there were no disagreements on any matter of auditing principles or practices, financial statements and disclosure, or auditing scope or procedure with GGK.

     The Board of Directors then voted to retain the firm of Deloitte & Touche LLP ("D&T") to audit the Company's financial statements for the year ended December 31, 1995. Neither the Company nor anyone on its behalf consulted with D&T on any accounting principle, the type of opinion that would be rendered on the Company's financial statements, or any matter that was the subject of disagreement prior to its engagement.

                                    BUSINESS

     The Company is a specialized distributor in the automotive aftermarket of a complete line of brake system products including brake drums and rotors, brake master cylinders, wheel cylinders, brake pads, brake shoes and brake hoses for virtually all makes and models of domestic and foreign passenger cars and light trucks from model year 1976 to the present. The Company also sells a variety of other "undercar" parts including ride control products, steering/suspension parts, drive shafts, shock absorbers and clutches. The brake line products are sold primarily under the name "Brake Headquarters" as well as under the name "Sanyo Automotive" and under private labels.

  INDUSTRY OVERVIEW

     Management believes based on its knowledge of the automotive aftermarket industry that there are approximately 2,600 manufacturers and importers who are in the business of supplying parts to distributors, wholesalers and retailers throughout the United States. The size of the domestic automotive aftermarket for replacement hard parts was approximately $7.35 billion in 1994 and was expected to grow by 2.8% during 1995, according to Frost & Sullivan, marketing consultants. Undercar parts continue to be a strong, stable category in the automotive aftermarket and comprise approximately $3.6 billion of the total replacement hard parts aftermarket with an expected compound annual growth rate of approximately 3% through the year 2000, also according to Frost & Sullivan.

     The undercar replacement parts market depends, in part, upon the age and number of cars and light trucks on the road and the number of miles driven per year. The Company expects that this market will continue to grow because of, among other things, projected increases in the size of the United States' automotive population, the higher cost of new cars which has resulted in an aging of the automobile population, and the higher cost of replacement parts as a result of technological changes in more recent vehicle models. In addition, many of these technological changes have increased the demand on brake systems by causing more wear and tear.

     In addition, changing government standards for automobiles, including pollution level standards, helped increase the performance demanded by consumers. These changes caused original equipment manufacturers ("OEMs") to make cars lighter, by shifting from two-wheel disc brakes and drum brakes to four-wheel disc brakes which weigh less than drum brakes. The Company believes that each of such factors has contributed to a significant increase in the market for brake repairs during the past decade. The standard to bring a vehicle to a complete stop from 60 MPH has been reduced in the last few years from 150 feet to 75 feet. In order to meet this standard a change in the friction material of brakes was necessary and a shift was made from inexpensive long lasting asbestos brake pads (which raised environmental concerns) to more expensive, shorter life metallic brake pads which are more punishing to the brake system.

     Industry data show that the brake aftermarket industry performs well under most economic conditions. In an economic recession, for example, vehicle owners tend to retain and repair their cars rather than purchase costly new vehicles. Since brakes are a safety-related item, drivers normally neglect brake repairs to a lesser degree as they might otherwise do with other repairs and maintenance less directly related to safety.

  BUSINESS STRATEGY

     The Company's objective is to become one of the leading undercar parts distributors in selected markets in the United States, using both a traditional distribution process and by developing wholesale warehouses for undercar parts ("Undercar Warehouses"). The Company's business strategy is to continue the growth in its base distribution business by, among other things, adding new brake and other undercar part product lines (including two new brake product lines added in the fall of 1995) and upgrading its information system capabilities. See -- "Management Information Systems; -- Distribution and Assembly Operations." Management believes that the Company's continued growth will depend upon, among other things, its ability to respond to market and other changes in the distribution process for automotive parts and to maintain state-of-the-art integrated computerized systems to meet its customers demands.

     While many of the Company's competitors offer undercar parts for most popular cars, management believes that no such competitor maintains an inventory of all brake parts for substantially all cars, as does the Company. Management also believes that the Company has positioned itself, through investment in advanced integrated systems, to capitalize on general trends occurring in distribution.

  MARKETING AND SALES

     The Company sells products primarily under the name "Brake Headquarters" but also under the name "Sanyo Automotive" and certain private manufacturers' labels. The Company distributes its products through salaried and independent sales agents or manufacturers' representatives. The Company's products are sold primarily to warehouse distributors, retail discount chains, foreign and domestic automotive parts wholesalers, mass merchandisers and undercar installation chains. The Company maintains a network of over 115 sales representatives covering substantially all of the United States and most of Canada as well as Mexico, Puerto Rico, Venezuela and the Virgin Islands. Since 1993, the Company has evolved from 100% reliance on its telemarketing sales force to having 85% of its 1995 sales generated by representatives in the field.

     The Company's marketing efforts are facilitated by the publication of several catalogs, each of which contains a description of the parts distributed by the Company. These catalogs are provided to the Company's sales representatives who use them to fill customers' orders. See "Research And Marketing" below. The Company also participates in trade shows throughout the United States in order to gain exposure for its products.

     The Company added new large customers and reached certain critical levels with existing large customers and, as a result, the Company's sales increased by 42% and 21% in 1994 and 1995, respectively. Autozone, Inc., a large retail chain with no relationship to the Company, accounted for approximately 26% and 16% of the Company's revenues for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. Unless the Company is able to continue to add new large customers at an increasing rate, it is unlikely that it will continue to grow at comparable rates to the last two years.

  MANAGEMENT INFORMATION SYSTEMS

     In July 1996, the Company contracted to purchase a new IBM AS400 computer system and is currently updating all of its software systems and installing the hardware. The Company's computer system implements the fulfillment of customers' purchase orders. All three of the Company's distribution centers are equipped with an EDI computer link which enables customers to place orders directly through the Company's computer system. The Company provides EDI services to its customers through the Advantis system. The Company has a bar coded inventory system and advanced shipping notice ("ASN") which, upon receipt of an EDI generated purchase order, generates a computer notice of the items being shipped, the shipment date and a tracking number. These systems give the Company the ability to efficiently service customer needs and, the Company believes, represent some of the most advanced integrated distribution capabilities in the automotive parts industry.

  DISTRIBUTION AND ASSEMBLY OPERATIONS

     The Company maintains its headquarters office and principal distribution center at a 94,000 square foot warehouse facility in Long Island City, New York. This facility consists of two adjoining buildings at which activities are maintained during two eight-hour shifts per day, usually five days per week.

     In June 1995, the Company expanded its Midwest distribution center in Fairfield, Illinois to approximately 40,000 square feet. The Company currently operates two shifts per day, five days per week, at this facility.

     The Company also maintains an approximately 10,000 square foot distribution center in Portland, Oregon to serve the Company's West Coast customers. At the Oregon facility, the Company conducts distribution activities generally operating one shift per day, five days per week.

     The Company maintains inventories at its three distribution centers to maintain maximum service levels. Orders from the Company's customers are selected, assembled and packaged from these facilities and shipped. The Company's distribution centers in New York, Illinois and Oregon currently stock approximately 6,000, 3,000 and 1,000 stock keeping units ("SKUs"), respectively. The Company maintains leased trucks at each of its facilities, which it uses to make direct local deliveries to its customers. The Company estimates that about 5% of its sales are delivered by the Company's trucks and the balance by common carriers, including Federal Express and UPS.

  SUPPLIERS

     The Company has relationships with many suppliers of parts and equipment and has alternate sources of supply and supplies readily available. Therefore, the Company does not maintain supply contracts with any of its suppliers, because it believes alternative sources exist for most of the products it distributes. The loss of any one supplier is not expected to have a material adverse effect on the Company. The Company generally obtains favorable prices and terms because of its large volume of purchases.

  COMPETITION

     Competition within the automotive parts industry is affected principally by product quality, availability, customer service and price. By expanding its distribution facilities, the Company anticipates that it will be able to continue to control costs, while at the same time maintain high standards of quality for its products. The direct competitors to the Company's distribution activities include manufacturers, consisting of Brake Parts, Inc., Wagner Brakes, a subsidiary of Cooper Industries, Inc., EIS Brake Parts Division of Standard Motor Products, Inc. and the ITT Automotive Aftermarket Division of ITT/AIMCO. Such manufacturers, who also act as distributors, are not dependent on relationships with suppliers as is the Company. The Company's direct competitors as a distributor include ISW, a division of APS, Inc., and Reddi Brake Supply Corporation.

  800 TECHNICAL SERVICE HOTLINE

     The Company has instituted an 800 toll free technical hotline (800-221-1393 X 106) serviced by professional advisors to respond to inquiries from the Company's customers, including personnel of the Undercar Warehouses.

  RESEARCH AND MARKETING

     The Company has established a special in-house Research and Marketing ("R&M") department. The R&M Department was formed to provide up-to-date information for the Company's catalogs which the Company believes is useful and practical to its customers. The Company has been advised by certain of its retail chain store customers that they rely on the Company's catalogs and the R&M Department to obtain current information in order to update and maintain their own inventory. The Company created a part number system which it publicized through the catalogs and on which its customers now rely. The Company's customers are also able to provide the Company with input on their undercar product needs, enabling the Company to increase sales to such customers. The R&M Department has also been able to supply management with recommendations for new additions to its product lines and new products.

  GOVERNMENT REGULATION

     The Company is subject to various laws and governmental regulations relating to the operation of its business. However, the Company does not believe that the cost of compliance with such laws and regulations has a material impact on its operations.

  TRADEMARKS

     The has obtained a registered trademark from the United States Patent and Trademark Office for the name "Brake Headquarters U.S.A."

  EMPLOYEES

     As of September 27, 1996, the Company had 123 employees, including four executives; five employees in purchasing; 13 administrative personnel; seven in sales and customer service; 85 employees in warehousing, shipping and receiving; and nine in Quality First's operations. The Company also retains the services, as independent contractors, of 115 independent sales representatives who are paid solely on a commission basis.

     The Company is a party to a collective bargaining agreement relating to 28 of its warehouse employees in New York. In April 1996, the Company signed a collective bargaining agreement at the Company's Fairfield, Illinois distribution center, covering 19 employees. The Company believes that its employee relations are currently satisfactory.

  (D) FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES.

                                                                                         YEAR
                                                                          1993           1994           1995
SALES TO UNAFFILIATED CUSTOMERS:
  United States.....................................................   $16,595,008    $24,802,100    $29,016,025
  Canada and Mexico.................................................       250,531         35,490        336,086
  South America.....................................................       805,273        241,251      1,102,286
  Europe............................................................        66,211         15,632          9,333
SALES OR TRANSFERS BETWEEN GEOGRAPHIC AREAS:
  United States.....................................................            --       (251,840)       (76,094)
  Canada and Mexico.................................................            --        251,840         76,094
  South America.....................................................            --             --             --
  Europe............................................................            --             --             --
OPERATING PROFIT OR (LOSS):
  United States.....................................................       370,009       (996,438)(1)     527,874
  Canada............................................................            --        (44,599)        39,000
  Mexico and South America..........................................            --(2)          --(2)          --(2)
  Europe............................................................            --             --             --
IDENTIFIABLE ASSETS:
  United States.....................................................    10,189,885     11,509,646     15,496,294
  Canada............................................................            --        427,497             --
  South America.....................................................            --             --             --
  Europe............................................................            --             --             --

(1) After a non-cash compensatory charge of $2,314,000 resulting from the release of escrow shares, the exercisability of warrants and the conversion of preferred stock, upon the Company's attainment of the specified 1994 pre-tax income level and certain cumulative levels for the three-year period ended December 31, 1994 under the Company's July 1992 Reverse Acquisition. See "Certain Relationships and Related Transactions" and Note 4 of Notes to the 1995 Consolidated Financial Statements.

(2) The Company does not maintain operations in South America or Mexico and is unable to determine operating profit or loss in those geographic regions.

PROPERTIES

     The Company leases approximately 94,000 square feet of office and warehouse facilities at 33-16 Woodside Avenue, Long Island City, New York. Approximately 34,000 square feet of this facility is leased from the Company's President, Joseph Ende, pursuant to a lease dated July 1, 1992 at a current rent of $312,000 per year. The lease term expires July 1, 1999. Mr. Ende was paid $302,000, $312,000 and $312,000 pursuant to the lease in 1993, 1994, and 1995, respectively. Based on the Company's review of nearby real estate and an independent appraisal, the Company believes that the terms of the lease with Mr. Ende are no less favorable than would otherwise be obtained from unaffiliated third parties. The remaining 60,000 square feet is leased from a bankruptcy trustee on a month-to-month basis at $24,000 per year. Should the bankruptcy trustee decide to terminate this month-to-month lease, and the Company is obligated to lease another facility, the Company could incur an increase in lease payments.

     The Company owns a facility, purchased in April 1995, comprised of approximately 40,000 square feet on nine acres at Lot #22, Fairfield Industrial Park, Fairfield, Illinois, which serves as the Company's Midwest Distribution Center.

     The Company occupies approximately 10,000 square feet of public warehouse space at 230 East Burnside, Portland, Oregon on a yearly basis. The Company leases such space for a nominal amount each month and, in addtion, pays the freight cost of all goods shipped from the facility.

LEGAL PROCEEDINGS

     The Company is not currently subject to any legal proceedings other than any vendor claims in the ordinary course of business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS.

     Set forth below are the names, ages and positions of the Company's executive officers and directors, along with certain information relating to the business experience of each.

     NAME           AGE   POSITION
Joseph Ende         48    Chairman of the Board, President and Chief Executive Officer
Scott Osias         41    Vice President of Sales and Marketing
Marc J. Ruskin      44    Chief Financial Officer
Sandra Ende         43    Secretary and Director

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors currently receive no cash compensation for serving on the Board of Directors. Officers are elected annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

     JOSEPH ENDE has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since July 9, 1992. He has been the President and a Director of Sanyo Automotive since its inception in June 1976. Mr. Ende is the husband of the Company's Secretary, Sandra Ende.

     SCOTT OSIAS has been the Vice President of Sales and Marketing of the Company since October 1992. Mr. Osias has been employed in the retail automotive industry for 23 years and was the principal owner and operator of Automotive Discount Centers, a 14 store retail automotive parts store chain in New York from 1973 to 1988. Prior to joining the Company, from 1988, Mr. Osias was General Manager of Prime Automotive Warehouse, a warehouse distribution automotive parts chain.

     MARC J. RUSKIN, CPA, has been the Chief Financial Officer of the Company since August 1995. He has 19 years of financial experience, including a combined five years at Ernst & Young LLP and Deloitte & Touche LLP. From 1993 until he joined the Company, Mr. Ruskin was Vice President of Finance and Administration for the Nason Group LLC, a Connecticut company formed to purchase and develop real estate. From 1991 to 1993, Mr. Ruskin was the Chief Financial Officer of REBO Group Incorporated, a New York based international corporation specializing in the research, development and production of high definition television. Mr. Ruskin was Vice President of Finance and Administration of Kaufman Astoria Studios, a company specializing in film/television and real estate management, from 1982 to 1991. Mr. Ruskin holds an MBA from the University of Bridgeport.

     SANDRA ENDE has been a Director of the Company since July 1992. She has been employed by Sanyo Automotive since its inception in June 1976 in various capacities including bookkeeper, Personnel Manager, Director of Marketing and Office Manager. Ms. Ende is the wife of the Company's President, Mr. Joseph Ende.

     The Company's Placement Agent has the right at its discretion, for a three-year period ending August 13, 1999 to designate either a member of the Board of Directors or an advisor to the Board.

EXECUTIVE COMPENSATION.

     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the years ended December 31, 1995, 1994 and 1993, by the Company's Chief Executive Officer, who was the Company's only executive officer ("Named Executive Officers") whose total compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                    ANNUAL COMPENSATION               RESTRICTED
                                                                                     OTHER ANNUAL       STOCK
                                                           SALARY        BONUS       COMPENSATION      AWARD(S)
          NAME AND PRINCIPAL POSITION             YEAR       ($)          ($)            ($)             ($)
                      (A)                          (B)       (C)          (D)            (E)             (F)
Joseph Ende, Chief Executive Officer and
  Director                                         1995   $ 127,500     -0-(1)             -0-           180,000(2)
                                                   1994   $ 130,000       -0-              -0-(3)        120,000(4)
                                                   1993   $ 108,000   $ 102,745            -0-               -0-

(1) The Board of Directors has the discretion to grant Mr. Ende a bonus of at least $50,000 for each of the six-month periods ending June 30 and December 31 during the three-year term of his employment agreement entered into on July 31, 1995, as amended, provided the Company reports operating income before taxes, but after payment of such bonus for the applicable six-month period. No bonus was issued for the period ended December 31, 1995.

(2) On July 31, 1995, Mr. Ende was granted non-qualified stock options under the Company's 1995 Stock Option Plan, to purchase 180,000 shares of Common Stock at $3.00 per share terminating on July 30, 2000. See "1995 Employee Stock Option Plan" below and "Certain Relationships and Related Transactions."

(3) Excludes $7,795,839 and $2,314,000 non-cash compensatory expenses related to the release of escrow shares, the exercise of warrants, the conversion of the Series A Preferred Stock and the payment of dividends on the Series A Preferred Stock during 1992 and 1994, respectively, pursuant to the terms of the Reverse Merger Agreement. See "Certain Relationships and Related Transactions."

(4) The Company cancelled 120,000 options, exercisable at $20 per share, previously granted to Joseph Ende, and re-granted such options to Mr. Ende at an exercise price of $2.50 per share. See "1994 Employee Stock Option Plan, below.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                          NUMBER OF       PERCENT OF                                 VALUE AT ASSUMED
                                          SECURITIES        TOTAL                                  ANNUAL RATES OF STOCK
                                          UNDERLYING     OPTIONS/SARS    EXERCISE                   PRICE APPRECIATION
                                         OPTIONS/SARS     GRANTED TO     OR BASE                    FOR OPTION TERM (1)
                                           GRANTED       EMPLOYEES IN     PRICE      EXPIRATION       5%          10%
                 NAME                        (#)         FISCAL YEAR      ($/SH)        DATE          ($)         ($)
                 (A)                         (B)             (C)           (D)          (E)           (F)         (G)
Joseph Ende...........................       180,000          96.7%       $ 3.00      12/15/00     $ 149,400   $ 329,400
Marc Ruskin...........................         6,000(2)        3.3%       $ 2.25        9/4/00     $   3,729   $   8,220

(1) The potential realizable value through the expiration date of the options has been determined on the basis of the fair market value of the shares at the time the options were granted, compounded annually over the term of the respective option, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

(2) Does not include options to purchase 24,000 shares of Common Stock granted to Mr. Ruskin during 1996. See "1994 Employee Stock Option Plan" below.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY END OPTION/SAR VALUES(1)

                                                                                          NUMBER OF
                                                                                          SECURITIES       VALUE OF
                                                                                          UNDERLYING      UNEXERCISED
                                                                                         UNEXERCISED     IN-THE-MONEY
                                                                                         OPTIONS/SARS    OPTIONS/SARS
                                                                                          AT FISCAL        AT FISCAL
                                                                SHARES                    YEAR- END        YEAR-END
                                                             ACQUIRED ON      VALUE      EXERCISABLE/    EXERCISABLE/
                                                               EXERCISE     REALIZED    UNEXERCISABLE    UNEXERCISABLE
                           NAME                                  (#)           ($)           (#)              ($)
                           (A)                                   (B)           (C)           (D)              (E)
Joseph Ende...............................................      -0-(1)         -0-      80,000/40,000         -0-

(1) Does not include the exercise of 41,666 Class F Warrants or the issuance of 1,000,000 shares of Common Stock upon the conversion of the Series A Preferred Stock by Mr. Ende during 1994 pursuant to the terms of the Reverse Merger Agreement. See "Certain Relationships and Related Transactions."

  COMPENSATION OF DIRECTORS

     Members of the Board of Directors presently receive no additional remuneration for acting in that capacity. See 1994 Employee Stock Option Plan and 1995 Employee Stock Option Plan for a description of options granted to members of the Board of Directors.

  EMPLOYMENT AGREEMENTS

     On July 31, 1995, the Company entered into a three-year employment agreement with Joseph Ende, the President and Chief Executive Officer of the Company. The agreement automatically renews for consecutive one-year periods unless terminated on thirty days' prior written notice by either party. In 1995, Mr. Ende received a base annual salary of $127,500. The Board of Directors has the discretion to grant Mr. Ende a performance bonus of at least $50,000 for each of the six-month periods ending June 30 and December 31 during the term of the agreement, provided the Company reports operating income before taxes, but after payment of such bonus, for the applicable six-month period. Such bonus will not accrue in the event the income level is not met. Uner the agreement, Mr. Ende is also entitled to an automobile or a monthly allowance equal to the cost of leasing such automobile, and health and other benefits. Mr. Ende has agreed not to compete with the Company during the term of, and for a one-year period from the date of termination of, his employment with the Company.

     On November 24, 1994, the Company entered into a three-year employment agreement with Scott Osias, Vice President of Sales and Marketing. The agreement automatically renews for consecutive one-year periods unless terminated on thirty days' prior written notice by either party. In 1995, Mr. Osias received a base annual salary of $52,000. Mr. Osias has agreed not to compete with the Company during the term of, and for a one-year period from the date of termination of, his employment with the Company.

  EMPLOYEE STOCK BONUS PLAN

     In April 1995, the Company adopted an Employee Stock Bonus Plan which enables all full-time permanent employees to purchase shares of Common Stock at 85% of its then fair market value through payroll deductions. There are 100,000 shares authorized for sale under such Plan without limitation as to the number of shares which may be purchased by any employee. These shares may be newly-issued shares or which may be purchased by the Company in the open market. An aggregate of 5,078 shares have been purchased under such plan as of September 27, 1996. The 100,000 shares of Common Stock reserved under this plan are registered for sale on the Company's Registration Statment on Form S-8, which became effective when filed with the Commission on September 27, 1996 (the "S-8").

  1994 EMPLOYEE STOCK OPTION PLAN

     The Company has established the 1994 Employee Stock Option Plan (the "1994 Plan"). The 1994 Plan is intended to provide the employees, directors, independent contractors and consultants of the Company with an added incentive to continue their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The 1994 Plan provides for the grant of options to qualified directors, employees (including officers), independent contractors and consultants of the Company to purchase an aggregate of 300,000 shares of Common Stock. Options to purchase no more than 120,000 shares of Common Stock may be granted to any one person in any two-year period. The 1994 Plan is currently administered by the Board of Directors. The Board determines, among other things, the persons to be granted options under the 1994 Plan, the number of shares subject to each option and the option price. The shares of Common Stock authorized under the 1994 Plan are registered for sale on the S-8.

     The 1994 Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code and Stock Appreciation Rights ("SARs"; collectively, with ISOs and NQSOs referred to as "Options") at any time within 10 years from the date the 1994 Plan was adopted. The exercise price of ISOs may not be less than the fair market value of the Common Stock on the date of grant, provided that the exercise price of ISOs granted to an optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant. In addition, the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. Options may not have a term exceeding ten years, except that ISOs granted to an optionee owning more than 10% of the outstanding Common Stock may not have a term of more than five years and ISOs must be granted to, and exercised by, employees of the Company (including officers). Options are not transferable, except upon the death of the optionee.

     Since the 1994 Plan's adoption, ISOs to purchase 282,000 shares of Common Stock have been granted (of which options to purchase 123,000 shares have terminated and are available for reissuance under the 1994 Plan), and no NQSOs or SARs have been granted under the 1994 Plan. Options to purchase 141,000 shares of Common Stock remain reserved for grant under the 1994 Plan. The following chart sets forth in further detail, for options outstanding as of the date hereof, the amount of options granted, the options vested, the exercise price thereof, the number of options exercised and the expiration dates thereof.

# OF OPTIONS     # OF OPTIONS     # OF OPTIONS                        EXPIRATION
   GRANTED          VESTED          EXERCISED      EXERCISE PRICE        DATE
    9,000             -0-              -0-              $2.50           11/1/99
   120,000          80,000             -0-              $2.50          12/15/99
    6,000             -0-              -0-              $2.25            9/4/00
   24,000             -0-              -0-              $3.00            5/8/02

     Scott Osias, Vice President of Sales and Marketing, was granted a stock option under the 1994 Plan to purchase 9,000 shares of Common Stock at $2.50 per share, which option becomes exercisable on a cumulative basis on January 1, 1997 to the extent of 4,000 shares; on January 1, 1998 for an additional 3,000 shares, and on January 1, 1999 until November 1, 1999 in full.

     In December 1994, the Company cancelled options to purchase 120,000 shares of Common Stock exercisable at $20 per share, previously granted to Joseph Ende under the 1994 Plan, and re-granted such options to Mr. Ende at an exercise price of $2.50 per share. Such options were re-granted because the Company's Board of Directors determined that such re-grant would provide a greater incentive to Mr. Ende. Of such options, 80,000 are currently exercisable and the remaining 40,000 are exercisable at any time on or after December 16, 1996.

     Marc J. Ruskin, Chief Financial Officer, was granted a stock option under the 1994 Plan to purchase 6,000 shares of Common Stock at $2.25 per share, which option becomes exercisable on a cumulative basis on September 5, 1997 to the extent of 2,000 shares; on September 5, 1998 to the extent of an additional 2,000 shares, and on September 5, 1999 until September 4, 2000 in full. Mr. Ruskin was granted a second option under the 1994 Plan to purchase 24,000 shares of Common Stock at $3.00 per share, which option becomes exercisable on a cumulative basis on May 29, 1997 to the extent of 8,000 shares; on May 29, 1998 to the extent of 3,000 shares; on

May 29, 1999 to the extent of 3,000 shares; on May 29, 2000 to the extent of 5,000 shares; and on May 29, 2001 to the extent of 5,000 shares.

  1995 EMPLOYEE STOCK OPTION PLAN

     In July 1995, the Company's Board of Directors adopted the 1995 Employee Stock Option Plan (the "1995 Plan" and, together with the Employee Stock Bonus Plan and the 1994 Plan, the "Plans"). The 1995 Plan provides for the grant of ISOs, NQSOs and SARs to purchase an aggregate of 300,000 shares of Common Stock. All such shares are registered for sale on the S-8. The provisions of the 1995 Plan are otherwise identical to the above-stated terms of the 1994 Plan.

     Since the adoption of the 1995 Plan, no ISOs or SARs have been granted, and NQSOs to purchase 180,000 shares of Common Stock have been granted to Joseph Ende. Options to purchase 120,000 shares of Common Stock remain available for grant under the 1995 Plan. The following chart sets forth in further detail, as of the date hereof, the amount of the options granted, the options vested, the exercise price thereof, the number of options exercised and the expiration dates thereof.

# OF OPTIONS     # OF OPTIONS     # OF OPTIONS                        EXPIRATION
   GRANTED          VESTED          EXERCISED      EXERCISE PRICE        DATE
   180,000            -0-              -0-              $3.00           7/30/00

     On July 31, 1995, Mr. Ende was granted, subject to stockholder ratification, NQSOs under the 1995 Plan, to purchase 180,000 shares of Common Stock at $3.00 per share terminating on July 30, 2000. The option becomes exercisable on a cumulative basis in one-third increments on July 31, 1997, 1998 and 1999. The option will become immediately exercisable, in full, upon a change in control (as defined in the 1995 Plan) of the Company. See "Certain Relationships and Related Transactions."

                           REPRICING OF OPTIONS/SARS

                                                                                                          LENGTH OF
                                                                     MARKET      EXERCISE                  ORIGINAL
                                                     NUMBER OF      PRICE OF     PRICE OF                   OPTION
                                                    SECURITIES      STOCK AT     STOCK AT                    TERM
                                                    UNDERLYING      TIME OF      TIME OF                  REMAINING
                                                   OPTIONS/SARS    REPRICING    REPRICING                 AT DATE OF
                                                    REPRICED OR        OR           OR          NEW       REPRICING
                                                      AMENDED      AMENDMENT    AMENDMENT     EXERCISE        OR
                NAME                     DATE           (#)           ($)          ($)       PRICE ($)    AMENDMENT
                (A)                       (B)           (C)           (D)          (E)          (F)          (G)
Joseph Ende.........................    12/16/94      120,000        $2.50        $20.00       $2.50       5 years

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company presently has no compensation committee or other board committee performing equivalent functions. The following officers and employees of the Company participated in deliberations of the Company's Board of Directors concerning executive officer compensation: Joseph Ende, President and Chief Executive Officer and Marc Ruskin, Chief Financial Officer.

  INDEMNIFICATION

     The Company has agreed to hold the Company's Directors and officers harmless and to indemnify them, under certain circumstances, with respect to suits or proceedings to which the Directors and Officers may be a party or threatened to be made a party by reason of the fact that they are or were Directors and Officers of the Company. Under such indemnification provisions, the Company would be required to pay the Directors' and Officers' expenses, including attorney's fees, and judgments or amounts paid in settlement. If an action is brought by or in the right of the Company (a derivative action), the Directors and Officers would be entitled to such indemnification only if they successfully defended such action (unless the court orders otherwise). If an action is brought by a third party, the Directors and Officers would be entitled to indemnification if they successfully defended such action or, if such action is not successfully defended, if the Directors and Officers acted in good faith and not opposed to the best interests of the Company.

     It should be noted that the foregoing only briefly mentions derivative actions and third-party actions, certain remedies available to minority stockholders under state and Federal law for breach of the fiduciary duty by a

Director, officer or majority stockholder. Therefore, in the event that a shareholder believes that a breach of fiduciary duty by the Directors, officers or majority stockholders has occurred, he should consult with his own counsel as to what rights he may have.

     It should also be noted that the cost of litigation against a Director, officer or majority stockholder for enforcement of his fiduciary obligations may be prohibitively high and that any judgment obtained may not be collectible. An investment decision by a prospective investor should be based on his judgment as to the investment factors described in this Prospectus, rather than upon reliance on the value of the right to bring legal actions against, or to control the activities of the management.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the July 1992 Reverse Merger, the Company and Mr. Ende entered into a Reverse Merger Agreement, as amended, which provided for the issuance of additional shares of Common Stock to Mr. Ende upon the conversion or exercise of convertible preferred stock and warrants, and the forfeiture to the Company of certain shares of Common Stock held by Mr. Ende, depending upon whether or not certain earnings levels were achieved by the Company during each of the three years (and during the three-year period in the aggregate) ended December 31, 1994. Pursuant to the Reverse Merger Agreement, the Company issued to Mr. Ende Class D, Class E and Class F Warrants to purchase an aggregate of 125,000 shares of the Common Stock at an exercise price of $.40 per share, provided that the Company earned pre-tax operating income in the amount of $375,000, $750,000 and $1,000,000, for the years ended December 31, 1992, 1993 and 1994, respectively.

     For the year ended December 31, 1992, the Company earned pre-tax operating income (exclusive of any noncash compensatory charges against earnings arising from release of escrowed shares, the conversion of the Series A Preferred Stock and the exercise of Class D Warrants) of more than $375,000. As a result, 375,000 shares of Common Stock previously issued to Joseph Ende, in connection with the Reverse Merger were released to him under the terms of the Reverse Merger Agreement. In addition, Mr. Ende exercised all 41,666 Class D Warrants (those relating to the 1992 earnings) in consideration for the reduction of the Company's outstanding note payable to Mr. Ende of $16,667. Total noncash compensatory charges resulted in a noncash expense to the Company for the year ended December 31, 1992 of $7,795,839.

     The Company earned pre-tax operating income of less than $750,000 for the year ended December 31, 1993. As a result, Joseph Ende was required under the Reverse Merger Agreement to return an aggregate of 250,000 shares of escrowed Common Stock to the treasury of the Company and was unable to exercise Class E Warrants to purchase 41,666 shares of Common Stock. Mr. Ende disputed this forfeiture of shares, but waived any claims he had against the Company in exchange for the July 1995 grant of an option to purchase 180,000 shares of Common Stock under the 1995 Plan. See "Management -- Executive
Compensation -- 1995 Employee Stock Option Plan."

     The Company earned pre-tax operating income of more than $1,000,000 for the year ended December 31, 1994. As a result, under the terms of the Reverse Merger Agreement, an aggregate of 125,000 escrowed shares were released to Mr. Ende and Mr. Ende exercised all Class F Warrants (those relating to 1994 earnings) in consideration of payment of $16,667.

     In connection with the Reverse Merger, Mr. Ende received 2,000,000 shares of Series A Preferred Stock of the Company in exchange for existing debt of $507,500 owed by Sanyo Automotive to Mr. Ende. Under the terms of the Reverse Merger Agreement, the Series A Preferred Stock was converted into 1,000,000 shares of Common Stock as of April 30, 1995, because the Company reached certain performance goals. Specifically, it had revenues of at least $25,000,000 for fiscal 1994 and had cumulative pre-tax operating income for the years ended December 31, 1992, 1993 and 1994 of at least $2,125,000.

     Joseph Ende personally guarantees payment of up to an aggregate of $1,000,000 of the Company's indebtedness under its credit facility with its primary lender. He also personally guarantees another line of credit to the extent the Company's equity falls below $4,250,000.

     See "Management -- Executive Compensation -- Employment Agreements" for a description of the terms of current Employment Agreements between the Company and Joseph Ende, President, and Scott Osias, Vice President of Sales and Marketing.

     In January 1995, Joseph Ende purchased 386,000 shares of Common Stock, and two non-affiliated persons purchased 75,000 and 131,320 shares, respectively, from the Brennan Trusts as described under "Price Range of Common Stock."

     In March 1996, the Company amended its Certificate of Incorporation to authorize 1,000 shares of Series B Preferred Stock, $.001 par value per share, which shares are held by Joseph Ende. These shares were issued with a view towards, and could be utilized under certain circumstances as a method of, discouraging, delaying or preventing a change in control of the Company. See "Principal Stockholders."

     See "Business -- Properties" for a description of a lease between Mr. Ende and the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this Prospectus adjusted to reflect the exercise of all Warrants and the Placement Agent's Warrants offered hereby, with respect to the beneficial ownership of the outstanding shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares, by each director, all Named Executive Officers (See "Management -- Executive Compensation") and all directors and officers as a group:

                                                                                         PERCENTAGE OF OUTSTANDING
                                                                        AMOUNT AND             SHARES OWNED
                                                                         NATURE OF        BEFORE            AFTER
                              NAME AND                                  BENEFICIAL       OFFERING          OFFERING
                        OF BENEFICIAL OWNER                            OWNERSHIP (1)      (1)(2)             (3)
Joseph Ende (4).....................................................    2,689,333   (5)   68.1      %      53.1     %
Sandra Ende (4).....................................................       30,000   (6)     (7)              (7)
Scott Osias (4).....................................................       15,000   (8)     (7)              (7)
Marc Ruskin (4).....................................................            0   (9)    -0-              -0-
Officers and Directors as a Group (4 Persons).......................    2,734,333   (10)   69.2      %     54.0     %

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this Prospectus upon the exercise of warrants or options. Unless otherwise noted, each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Based on 3,868,730 shares of Common Stock outstanding as of September 27, 1996.

 (3) Based on 4,980,030 shares of Common Stock outstanding which reflects the exercise of 900,000 Warrants currently outstanding and the issuance of an aggregate of 120,000 Shares of Common Stock upon full exercise of the Placement Agent's Warrants and the issuance of 91,300 shares upon conversion of a promissory note by a Selling Securityholder. Excludes (i) 349,000 shares of Common Stock issuable upon the exercise of options outstanding as of the date of this Prospectus, including currently exercisable options to purchase 80,000 shares of Common Stock; (ii) 141,000 and 120,000 shares reserved for issuance under the 1994 Plan and the 1995 Plan, respectively; and (iii) 94,922 shares reserved for issuance under the Company's Employee Stock Bonus Plan. See "Management -- Executive Compensation."

 (4) The address of this person is c/o the Company, 33-16 Woodside Avenue, Long Island City, New York 11101.

 (5) Includes (i) 15,000 shares owned of record by the Joseph and Sandra Ende Charitable Trust, of which Joseph and Sandra Ende are Trustees, (ii) 80,000 shares which may be obtained upon the exercise of currently exercisable stock options, but excludes an aggregate of 220,000 shares underlying options which are not currently exercisable or exercisable within the next 60 days; and (iii) 386,000 shares pledged to Bank

     Leumi Trust Company as security for the repayment of the loan made by such Bank to the holder of such shares to purchase such shares. See "Price Range of Common Stock."

     In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B Preferred Stock held by Joseph Ende. As sole stockholder of the Series B Preferred Stock, which will vote as a separate class, Mr. Ende has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75 million in net sales for any fiscal through December 31, 2000. See "Certain Relationships and Related Transactions."

 (6) Includes 15,000 shares owned of record by the Joseph and Sandra Ende Charitable Trust, of which Joseph and Sandra Ende are Trustees, but does not include any other shares beneficially owned by Joseph Ende, Sandra Ende's husband.

 (7) Less than one percent of the issued and outstanding shares.

 (8) Does not include 9,000 shares of Common Stock which may be purchased pursuant to stock options held by Mr. Osias which are not currently exercisable or exercisable within the next 60 days.

 (9) Does not include 30,000 shares of Common Stock which may be purchased pursuant to stock options held by Mr. Ruskin which are not currently exercisable or exercisable within the next 60 days.

(10) Includes 80,000 shares issuable upon exercise of currently exercisable stock options, but does not include 259,000 shares of Common Stock which may be purchased pursuant to stock options which are not currently exercisable.

                            SELLING SECURITYHOLDERS

     The table below sets forth, with respect to each Selling Securityholder, based upon information available to the Company as of the date hereof, the number of shares of Common Stock beneficially owned, the number of Shares to be sold, and the number and percentage of outstanding Common Shares beneficially owned before and after the sale of the Shares offered hereby. None of the Selling Securityholders has been an affiliate of the Company during the preceding three years, except as noted. Although there can be no assurance that the Selling Securityholders will sell any or all of the Shares, the following table assumes that each of the Selling Securityholders will sell all Shares offered by this Prospectus.

                                                                                                             PERCENT
                                                                                             SHARES           OF
                                                                  AMOUNT AND                 BENEFICIALLY    CLASS
                                                                    NATURE         SHARES    OWNED           (2)
                                                                  BENEFICIAL         TO      AFTER           AFTER
                             NAME                                OWNERSHIP (1)    BE SOLD    OFFERING        OFFERING
Lawrence and Helaine Kaplan...................................    120,000     (3)(5) 120,000     -0-           -0-
Stanley A. Kaplan.............................................    120,000     (3)(6) 120,000     -0-           -0-
Quad Capital Partners.........................................     60,000     (7) 60,000         -0-           -0-
Michael Miller................................................     60,000     (7) 60,000         -0-           -0-
Manhattan Group Funding.......................................     30,000     (8) 30,000         -0-           -0-
Universal Partners L.P........................................     60,000     (7) 60,000         -0-           -0-
Kenneth Orr...................................................    120,000     (3) 120,000        -0-           -0-
Murat and Ender Agirnasli.....................................     30,000     (8) 30,000         -0-           -0-
Kenneth J. Koock..............................................     30,000     (8) 30,000         -0-           -0-
M.H. Meyerson & Co., Inc......................................     30,000     (8)(9) 30,000      -0-           -0-
Alliance Capital Investments Corp.............................    240,000     (10) 240,000       -0-           -0-
ASN Voice & Data Corp.........................................     15,000     (11) 15,000        -0-           -0-
Interpacific Capital Corp.....................................    180,000     (4) 180,000        -0-           -0-
Jeanette Flam and Barry Gresser...............................     60,000     (7) 60,000         -0-           -0-
Plane Tree Corp. NV...........................................     30,000     (8) 30,000         -0-           -0-
Theo Muller...................................................    120,000     (3) 120,000        -0-           -0-
Jerry Kaplan..................................................     15,000     (10) 15,000        -0-           -0-
OK Associates Pension Trust...................................     30,000     (8)(5) 30,000      -0-           -0-
William Orzolek...............................................     75,000     (12) 75,000        -0-           -0-
KanKap, Inc...................................................     91,300     (13) 91,300        -0-           -0-
Barry Schwartz................................................      4,167     (14) 4,167         -0-           -0-
Al D'Ulisse...................................................      4,166     (14) 4,166         -0-           -0-

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this Prospectus upon the exercise of warrants or options. Unless otherwise noted, each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Based on 3,868,730 shares of Common Stock outstanding as of September 27, 1996.

 (3) Consists of 40,000 shares of Common Stock and Warrants to purchase 80,000 shares of Common Stock.

 (4) Consists of 60,000 shares of Common Stock and Warrants to purchase 120,000 shares of Common Stock.

 (5) Does not include any portion of the 40,000 Placement Agent's Warrants held by G-V Capital Corp. of which Mr. Lawrence Kaplan is an officer, director and stockholder, or of OK Associates Pension Trust of which Mr. Kaplan is a partner, or of Quad Capital Partners of which Mr. Kaplan is a partner.

 (6) Does not include any portion of the shares of Common Stock of Quad Capital Partners of which Mr. Stanley Kaplan is a partner.

 (7) Consists of 20,000 shares of Common Stock and Warrants to purchase 40,000 shares of Common Stock.

 (8) Consists of 10,000 shares of Common Stock and Warrants to purchase 20,000 shares of Common Stock.

 (9) Does not include any shares that may be held by such Selling
     Securityholder, a NASD member firm, in its firm trading account.

(10) Consists of 80,000 shares of Common Stock and Warrants to purchase 160,000 shares of Common Stock.

(11) Consists of 5,000 shares of Common Stock and Warrants to purchase 10,000 shares of Common Stock.

(12) See "Shares Eligible for Future Sales," for information concerning Mr. Orzolek's lock-up agreement concerning these shares.

(13) Issuable upon conversion of a $258,000 promissory note currently held by KanKap, Inc.

(14) May be issued by the Company at the election of these Selling Securityholders pursuant to an agreement for the sale of certain assets and liabilities to the Company.

                           DESCRIPTION OF SECURITIES

AUTHORIZED STOCK

     The authorized capital stock of the Company consists of 6,000,000 shares of Common Stock, $.001 par value per share and 1,000 shares of Series B Preferred Stock, $.001 par value per share.

SERIES B PREFERRED STOCK

     In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B Preferred Stock, which shares were issued to Joseph Ende. See "Principal Stockholders." As sole stockholder of the Series B Preferred Stock, which votes as a separate class, Mr. Ende has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of March 31, 2001 or the reporting by the Company of at least $75 million in net sales for any fiscal year through December 31, 2000 (the "Redemption Date"). The determination of whether the Company has achieved $75 million in net sales shall be determined by the Company and reported on its audited financial statements. THIS THRESHOLD HAS BEEN ARBITRARILY SELECTED BY THE COMPANY AND IS NOT TO BE CONSTRUED AS A PROJECTION OF FUTURE COMPANY OPERATIONS.

     The holder of the Series B Preferred Stock has the right to receive cumulative dividends in cash at the rate of $4.00 per share per annum (8% of the $50,000 basis) payable upon the date of conversion or redemption of the Series B Preferred Stock. Commencing on the Redemption Date, the shares of Series B Preferred Stock will be convertible at the rate of $5.00 per share into 10,000 shares of Common Stock. The Series B Preferred Stock is non-transferable and shall automatically be redeemed upon Mr. Ende's death or resignation from the Company. The holder of the Series B Preferred Stock is otherwise entitled to one vote per Share on any other matter which the holders of Common Stock of the Company are entitled to vote their shares. In the event of any liquidation, dissolution or winding-up of the Company, the holder of shares of Series B Preferred Stock is entitled to an aggregate preference of $50,000. Any remaining proceeds of liquidation will be distributed, pro rata, to holders of Common Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up of the Company, subject to any superior rights of the holders of Preferred Stock. All of the 3,868,730 outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and non-assessable.

WARRANTS

     There are 900,000 Class A Common Stock Purchase Warrants issued and outstanding as of the date of this Prospectus. An additional 80,000 Warrants are issuable upon exercise of the Placement Agent's Warrants.

     The Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $3.80 per share, subject to adjustment under certain circumstances, at any time until August 13, 1999.

     The Warrants contain provisions that protect the holders thereof against certain types of dilution. The exercise price and the number of common shares or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances including, but not limited to, dividends, splits or reclassifications.

     During a period commencing sixty (60) days (subject to reduction with the consent of the Placement Agent) after the effective date of this registration statement registering the Common Stock underlying the Warrants for sale without further restriction (the "Effective Date") and continuing for such time as said registration statement is effective (the "First Redemption Period"), the Company may redeem up to twenty-five percent (25%) of the Warrants upon thirty (30) days' prior written notice to the record holders thereof (a "Redemption Notice"). During a period commencing one hundred eighty (180) days (subject to reduction with the consent of the Placement Agent) after the Effective Date and continuing for such time as said registration statement is effective (the "Second Redemption Period"), the Company may redeem on a cumulative basis, up to fifty percent (50%) of the Warrants commencing thirty (30) days after the mailing of a Redemption Notice. During a period commencing two hundred seventy
(270) days (subject to reduction with the consent of the Placement Agent) after the Effective Date and continuing for such time as said registration statement is effective (the "Third Redemption Period"), the Company may redeem, on a cumulative basis, up to one hundred percent (100%) of the Warrants commencing thirty (30) days after the mailing of a Redemption Notice. Notwithstanding the foregoing, the Company shall have no right to redeem Warrants unless (i) the Common Stock underlying the Warrants may be sold by the holders thereof without restriction upon or after the exercise thereof at all times after the date of a Redemption Notice until their redemption, (ii) with respect to the First Redemption period, the Second Redemption Period and the Third Redemption Period, the closing bid price of the Common Stock has equaled or exceeded $5.25 per share for any twenty (20) consecutive trading days from and after a date commencing sixty (60) days prior to the commencement of each such Redemption Period, and (iii) Warrants are redeemed on a PRO RATA basis among the record holders thereof as of the date of the Redemption Notice. The holders of Warrants shall have the right to exercise the Warrants until the close of business on the date fixed for redemption.

     No Warrants will be exercisable unless at the time of exercise there is (i) a current prospectus covering the issuance of the Warrant Shares upon the exercise of such Warrants under an effective registration statement filed with the SEC or (ii) an available exemption from registration applies to the issuance of the Warrant Shares upon the exercise of such Warrants and such issuance has been qualified or is exempt from qualification under the securities laws of the state of residence of the holder of such Warrants.

     No fractional shares will be issued upon exercise of the Warrants. However, if a holder exercises all Warrants then owned of record by him, the Company will pay to such holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

     Warrants are generally more speculative than Common Stock which are purchasable upon the exercise thereof. Historically, the percentage increase or decrease in the market price of a warrant has tended to be greater than the percentage increase or decrease in the market price of the underlying common shares. A warrant may become valueless, or of reduced value, if the market price of the common shares decreases, or increases only modestly, over the term of the warrant.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form attached to the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of Warrants being exercised. The holders of Warrants do not have the right or privileges of holders of Common Stock.

PLACEMENT AGENT'S WARRANTS

     In connection with the Private Placement, the Company issued Placement Agent's Warrants to purchase from the Company 40,000 Units at an exercise price equal to $2.50 per Unit, or an aggregate of $100,000. Each Unit consists of one share of Common Stock and two Warrants. The Placement Agent's Warrants are exercisable for a period of three years ending August 13, 1999. The holders of the Placement Agent's Warrants have no voting, dividend or other rights as shareholders of the Company unless and until the exercise of such warrants. The number of securities deliverable upon any exercise of the Placement Agent's Warrants are subject to adjustment to protect against dilution upon the occurrence of certain events. The Placement Agent has been granted certain demand and piggy-back registration rights with respect to the Common Stock underlying the Placement Agent's Warrants all of which shares are registered as part of this Registration Statement.

DELAWARE LAW ANTI-TAKEOVER LAW

     Under Section 203 of the Delaware GCL (the "Delaware anti-takeover law"), certain "business combina-tions" are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected, in its certificate of incorporation, not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

REPORTS TO SHAREHOLDERS

     The Company furnishes its stockholders with annual reports containing audited financial statements and other periodic reports containing unaudited financial statements as the Company may determine to be appropriate or as may be required by law.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company had 3,868,730 shares of Common Stock outstanding as of September 26, 1996, of which approximately 3,217,424 shares (including 525,000 shares registered hereby) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. In addition, the Company has reserved for issuance 900,000 shares of Common Stock upon exercise of Warrants offered hereby, 120,000 shares of Common Stock upon full exercise of the Placement Agent's Warrants, 339,000 shares of Common Stock upon exercise of outstanding stock options, up to 261,000 shares for issuance upon exercise of options reserved for grant under the 1994 and 1995 Plans, and up to 94,922 reserved for issuance under the Employee Stock Bonus Plan. The 700,000 shares authorized under the Plans are registered for sale on the S-8. Approximately 1,115,141 of the 3,217,424 currently outstanding restricted securities are currently eligible for sale under Rule 144, however, 2,684,000 of such shares are subject to lock-up agreements with the Company's Placement Agent, as described below.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated), who has owned restricted Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% (currently 38,687 shares) of the total number of outstanding shares of the same class or, if the Common Stock are quoted on the Nasdaq system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     No prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     Joseph Ende, the Company's President and principal stockholder, has entered into a lock-up agreement with the Placement Agent, not to sell or otherwise dispose of his 2,609,333 shares of the Company for a one-year period ending August 13, 1997, without the prior written consent of the Placement Agent. Notwithstanding the foregoing, the Placement Agent will not unreasonably withhold its consent to sales made by Mr. Ende pursuant to Rule 144, of up to the 1% volume limitation of Rule 144; provided such sales are directed through or at the direction of the Placement Agent and, provided further, that such Rule 144 sales are at: market prices if the closing bid price of the Company's Common Stock is then below $5 per share; a discount not to exceed 15% if the closing bid price of the Company's Common Stock is then between $5 and $8 per share, and a discount not to exceed 20% if the closing bid price of the Company's Common Stock is above $8 per share.

     William Orzolek, a non-affiliated Selling Securityholder has entered into a lock-up agreement with the Placement Agent not to sell or otherwise dispose of his 75,000 shares of the Company for a one-year period ending August 13, 1997 without the prior written consent of the Placement Agent. Notwithstanding the foregoing, Mr. Orzolek was permitted to register for sale such 75,000 shares of Common Stock on this Registration Statement. The first 15,000 shares may be sold by Mr. Orzolek without restriction. Commencing 90 days from the Effective Date, Mr. Orzolek may sell an additional 15,000 shares of Common Stock, and commencing each 90 day period thereafter an additional 15,000 shares of Common Stock until an aggregate of 75,000 shares are sold; provided such sales are directed through or at the direction of the Placement Agent and are at market prices.

ADDITIONAL REGISTRATION RIGHTS

     The holder of an additional 131,320 shares of Common Stock of the Company not offered hereby has been granted one demand registration right and certain piggyback registration rights relating to such shares of Common Stock through January 2000. These securities were purchased in a private transactions with an investor in January 1995. The piggyback registration rights do not apply to registrations relating to mergers, acquisitions or pursuant to Form S-8 (or any successor form), nor do they apply if the stockholder is able to sell his shares pursuant to Rule 144 under the Securities Act.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders are offering the Shares for their own account and not for the account of the Company. The Selling Securityholders may continue to sell the Shares directly to purchasers or, alternatively, may offer the Shares from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders. Sales of the Shares may be made in one or more transactions on Nasdaq, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period (9 business days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Securityholders.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, the issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.

                                    EXPERTS

     The consolidated financial statements of the Company as of and for the year ended December 31, 1995, appearing herein, have been included in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of and for the year ended December 31, 1994, appearing herein, have been included in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent auditors, given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company for the year ended December 31, 1993 have been included in reliance upon the report of Borek, Stockel & Marden, independent auditors, given upon the authority of said firm as experts in accounting and auditing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-1 under the
Securities Act of 1933 (File No. 333-      ) with the Commission for the
registration of the securities offered by this Prospectus. The Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering reference is made to the Registration Statement, including the exhibits filed therewith. The statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission. The Registration Statement and other information can be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of any such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 5th Street, N.W., Washington, D.C. 20549.

                        BRAKE HEADQUARTERS U.S.A., INC.

                         INDEX TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                   (AUDITED)

                                                                     PAGE NO.
Independent Auditor's Reports.....................................   F-1-3
Financial Statements:
  Balance Sheets..................................................   F-4
  Statements of Operations........................................   F-5
  Statements of Stockholders' Equity..............................   F-6
  Notes To Financial Statements...................................   F-7-13

                     SIX MONTHS ENDED JUNE 30, 1996
                              (UNAUDITED)
  Balance Sheets..................................................   F-14
  Statements of Income............................................   F-15
  Statements of Cash Flows........................................   F-16
  Notes To Financial Statements...................................   F-17-18

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
BRAKE HEADQUARTERS USA, INC.

     We have audited the accompanying consolidated balance sheet of Brake Headquarters USA, Inc. and subsidiaries as of December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Brake Headquarters USA, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 5 to the consolidated financial statements, the Company commenced an action against a former customer to collect approximately $971,000 of accounts receivable. The defendant has filed a counterclaim against the Company and the Company's President seeking compensatory and punitive damages. The Company intends to vigorously pursue its claim against the defendant and has denied the defendant's counterclaims. The ultimate outcome or such litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon resolution of the counterclaim has been made in the accompanying consolidated financial statements.

                                             DELOITTE & TOUCHE LLP

Stamford, Connecticut
April 8, 1996

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
BRAKE HEADQUARTERS USA, INC.

     We have audited the accompanying consolidated balance sheet of Brake Headquarters USA, Inc. and subsidiaries ( formerly Sanyo Industries, Inc.) as of December 31, 1994, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brake Headquarters USA, Inc. and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                     GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

New York, New York
February 8, 1995

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
BRAKE HEADQUARTERS USA, INC.

     We have audited the accompanying consolidated balance sheet of Brake Headquarters USA, Inc. and subsidiaries as of December 31, 1993, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Brake Headquarters USA, Inc. and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                             BOREK, STOCKEL & MARDEN

Port Chester, New York
May 30, 1996

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                         1995           1994
ASSETS
CURRENT ASSETS:
  Cash.............................................................................   $    17,895    $    11,991
  Accounts receivable, less allowance for doubtful accounts of $287,891 and
     $75,000.......................................................................     5,623,117      4,309,862
  Inventory........................................................................     7,873,131      6,439,616
  Prepaid expenses and other current assets........................................       387,767        417,805
  Due from President...............................................................        51,604             --
  Deferred tax asset...............................................................       345,345        122,678
       TOTAL CURRENT ASSETS........................................................    14,298,859     11,301,952
Property and Equipment -- net......................................................       921,120        324,769
Other Assets.......................................................................       276,315        310,422
       TOTAL ASSETS................................................................   $15,496,294    $11,937,143
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, accrued expenses and other current liabilities.................   $ 2,869,762    $ 2,156,690
  Notes and acceptances payable....................................................     8,075,196      5,054,820
  Current portion of long-term debt................................................        65,038         57,667
  Income taxes payable.............................................................            --        326,536
                                                                                       11,009,996      7,595,713
Note Payable -- Shareholder........................................................            --         37,063
Long-term Debt.....................................................................       630,494        179,406
                                                                                       11,640,490      7,812,182
Commitments and Contingencies (see notes)
SHAREHOLDERS' EQUITY:
  Series A preferred stock -- $.25 par value; authorized 2,200,000 shares,
     2,000,000 shares issued in 1994...............................................            --        500,000
  Common stock -- $.001 par value; authorized 20,000,000 shares, issued and
     outstanding 3,416,197 and 2,621,467 shares....................................         3,416          2,622
  Additional paid-in capital.......................................................    13,014,260     12,490,455
  Accumulated deficit..............................................................    (9,161,872)    (8,870,070)
  Cumulative foreign currency translation adjustment...............................            --          1,954
       TOTAL SHAREHOLDERS' EQUITY..................................................     3,855,804      4,124,961
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................................   $15,496,294    $11,937,143

                 See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                          1995           1994           1993
Sales...............................................................   $32,383,302    $26,129,165    $18,655,073
  Less returns and allowances.......................................     1,919,572      1,034,692        938,050
Net sales...........................................................    30,463,730     25,094,473     17,717,023
Cost of goods sold..................................................    22,409,932     18,390,321     13,385,242
Gross profit........................................................     8,053,798      6,704,152      4,331,781
Operating expenses:
  Selling, general and administrative...............................     7,238,924      5,198,689      3,961,772
  Non-cash compensatory charges.....................................            --      2,314,000             --
  Settlement of litigation..........................................            --        232,500             --
  Public offering costs.............................................       248,000             --             --
                                                                         7,486,924      7,745,189      3,961,772
Income (loss) from operations.......................................       566,874     (1,041,037)       370,009
Other income (expense):
  Interest expense..................................................      (774,762)      (520,602)      (314,796)
  Gain (loss) on foreign currency transactions......................         2,816        (12,270)         3,431
                                                                          (771,946)      (532,872)      (311,365)
Income (loss) before provision (benefit) for income taxes...........      (205,072)    (1,573,909)        58,644
Provision (benefit) for income taxes................................       (26,000)       395,000         17,457
Net income (loss)...................................................   $  (179,072)   $(1,968,909)        41,187
Net loss per common and common equivalent share.....................   $     (0.06)   $     (0.92)   $     (0.00)
Weighted average number of common and common equivalent shares
  outstanding.......................................................     3,058,968      2,188,414      2,618,321

                 See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                       CUMULATIVE
                                                                                                         FOREIGN
                                                                           ADDITIONAL                   CURRENCY         TOTAL
                                PREFERRED STOCK          COMMON STOCK        PAID-IN     ACCUMULATED   TRANSLATION   SHAREHOLDERS'
                               SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL       DEFICIT     ADJUSTMENT       EQUITY
BALANCE AT JANUARY 1,
  1993.....................   2,000,000   $ 500,000   1,875,500   $1,875   $ 8,634,785   $(6,942,348)          --     $ 2,194,312
Net Income.................          --          --          --      --             --       41,187            --          41,187
BALANCE AT DECEMBER 31,
  1993.....................   2,000,000     500,000   1,875,500   1,875      8,634,785   (6,901,161 )          --       2,235,499
Release of 1994 escrow
  shares to President......          --          --          --      --        273,125           --            --         273,125
Exercisability of Class F
  warrants.................          --          --          --      --         74,375           --            --          74,375
Excess common shares issued
  upon conversion of
  preferred stock..........          --          --          --      --      1,966,500           --            --       1,966,500
Issuance of common stock in
  connection with exercise
  of Class D warrants......          --          --      41,667      42         16,625           --            --          16,667
Issuance of common stock
  for cash in connection
  with exercise of
  warrants.................          --          --     702,500     702      1,489,048           --            --       1,489,750
Issuance of common stock
  for services.............          --          --       1,800       2         35,998           --            --          36,000
Net loss...................          --          --          --      --             --   (1,968,909 )  (1,968,909 )
Foreign currency
  translation adjustment...          --          --          --      --             --           --    $    1,954           1,954
BALANCE AT DECEMBER 31,
  1994.....................   2,000,000     500,000   2,621,467   2,621     12,490,456   (8,870,070 )       1,954       4,124,961
Conversion of preferred
  stock....................  (2,000,000)   (500,000)  1,000,000   1,000        499,000           --            --              --
Foreign currency
  translation adjustment...          --          --          --      --             --           --        (1,954 )        (1,954)
Dividends declared.........          --          --          --      --             --     (112,730 )          --        (112,730)
Issuance of common stock in
  connection with exercise
  of Class F warrants......          --          --      41,666      42         16,625           --            --          16,667
Employee Stock Bonus
  Plan.....................          --          --       3,064       3          7,929           --            --           7,932
Return of 1993 Escrow
  shares to treasury and
  retirement of such
  shares...................          --          --    (250,000)   (250 )          250           --            --              --
Net loss...................          --          --          --      --             --     (179,072 )          --        (179,072)
BALANCE AT DECEMBER 31,
  1995.....................           0   $       0   3,416,197   $3,416   $13,014,260   $(9,161,872)  $        0     $ 3,855,804

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS ACTIVITY -- Brake Headquarters U.S.A., Inc. (formerly Sanyo Industries, Inc.) and subsidiaries (the "Company") sells a complete line of brake system parts and accessories primarily to retailers and other wholesalers. Revenue from the sale of these products is recorded at the time the products are shipped. During 1995, the Company closed its Canadian subsidiary and wrote-off substantially all of its remaining assets and liabilities. This resulted in a net gain of approximately $39,000.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Brake Headquarters U.S.A., Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     INVENTORY -- Inventory, consisting of brake system finished goods and accessories, is stated at the lower of cost (first-in, first-out method) or market.

     DEPRECIATION -- Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets (5 to 40 years). Leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful lives of the improvements (5 to 40 years).

     INCOME TAXES -- The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

     CONCENTRATION OF CREDIT RISK -- The Company's customer base consists primarily of retailers and wholesalers of brake system replacement parts throughout North America. On a geographic basis, no area has a disproportionate concentration of credit risk. During the years ended December 31, 1995, 1994 and 1993, less than 10% of the Company's sales were derived from foreign customers. Although the Company is directly affected by the well-being of the brake system replacement parts industry, management does not believe significant credit risk exists at December 31, 1995. The Company performs ongoing credit evaluations of its customers' financial conditions. When amounts on specific accounts receivable are judged to be uncollectible by management, those amounts are charged to the allowance for doubtful accounts. During the year ended December 31, 1995, the Company had sales to one customer that accounted for 17% of the Company's net sales. As of December 31, 1995, the Company has an accounts receivable of approximately $971,000 from a former customer. See Note 6.

     STOCK SPLIT -- In August 1995, the Company effected a 1 for 10 reverse split of its common stock. In February 1993, the Company effected a 1 for 2 reverse split of its common stock. All references in the accompanying consolidated financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the reverse splits.

     NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE -- Net loss per common and common equivalent share is based on the weighted average number of common and common equivalent shares (when dilutive) outstanding during the year computed in accordance with the treasury stock method. Net loss used in the determination of loss per share has been adjusted for preferred dividend requirements. Contingently returnable shares are not considered outstanding for loss per share unless all conditions for release have been attained.

     MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     PUBLIC OFFERING COSTS -- The Company has postponed raising additional funds through a secondary offering due to market conditions. The Company expensed costs associated with the offering totaling $248,000 during 1995.

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

NOTE 1 -- PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     STOCK OPTIONS -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of the Company's credit facilities approximates fair value and is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 2 -- NOTES AND ACCEPTANCES PAYABLE

     The Company has agreements with two banks to provide lines of credit, bankers' acceptances and letters of credit. The maximum availability under these agreements at December 31, 1995 was $9,000,000. The lines of credit and bankers' acceptances bear interest at rates ranging from 3/4-1% per annum above the bank's prime rate (8 1/2% at December 31, 1995). The lines of credit expire at various dates through June 30, 1996. In February 1996, the Company refinanced and expanded by $1,000,000 one of its bank agreements. The Company currently has total available credit of $10,000,000. The new 2 year agreement allows for borrowings of up to $5,000,000 based upon levels of accounts receivable and inventory. The other line of credit will be reviewed for renewal. The notes and acceptances payable are collateralized by substantially all of the assets of the Company and are partially guaranteed by the Company's President/majority shareholder (the "President"). One of the agreements contains covenants which require the maintenance of certain amounts of net worth and financial ratios. At December 31, 1995, the Company had outstanding letters of credit of approximately $28,000. In addition, during 1995, the Company obtained a $258,000 short-term loan from an individual which is due in August 1996, payable in cash or in common stock at the option of the Company. The loan bears interest at 8% per annum.

     The outstanding balances are as follows:

                                                    1995          1994
Lines of credit...............................   $4,030,000    $3,252,678
Bankers' acceptances..........................    3,787,196     1,802,142
Short-term note payable.......................      258,000            --
                                                 $8,075,196    $5,054,820

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                          1995        1994
Note payable -- economic development loan (a).......   $ 65,532    $ 86,564
First mortgage -- bank (b)..........................    390,000          --
Second mortgage -- State Finance Authority (c)......    240,000          --
Notes payable -- business improvement loans (d).....         --     150,509
                                                        695,532     237,073
       Less current portion.........................     65,038      57.667
                                                       $630,494    $179,406

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

(a) The economic development loan bears interest at 5% per annum and is payable in monthly installments of $2,072 through November 1998. The note is collateralized by certain property and equipment.

(b) The first mortgage, dated December 8, 1995, is payable to a bank, bears interest at 7.36% per annum and is secured by the Company's Illinois facility. This mortgage is being amortized over a ten year period in monthly principal and interest installments of $4,602.

(c) The second mortgage, dated December 11, 1995, is payable to the Illinois Development Finance Authority, bears interest at prime and is secured by the Company's Illinois facility as well as a second lien on certain equipment. This mortgage is payable in monthly installments of principal and interest necessary to fully amortize the loan by January 1, 2005.

(d) Six business improvement loans from a Canadian bank bearing interest at the rate of prime plus 1% (9.25% at December 31, 1994). Each note was payable in 60 monthly installments ranging from $136 to $1,916. The notes were repaid by the transfer of certain machinery and equipment to the lender.

     Aggregate maturities of long-term debt are as follows:

Year ending December 31,
     1996.........................................   $ 65,038
     1997.........................................     69,712
     1998.........................................     70,556
     1999.........................................     54,493
     2000.........................................     59,000
     Thereafter...................................    376,733
                                                     $695,532

NOTE 4 -- SHAREHOLDERS' EQUITY

     ESCROW AGREEMENT -- Pursuant to a business combination in 1992, the Company and the President entered into an agreement for the issuance of 750,000 shares of common stock held in escrow (the "Escrow Shares"). The escrow agreement, as amended, provided for the Escrow Shares to be released upon the Company's attainment of certain pre-tax income levels, as defined, for the years ended December 31, 1992, 1993 and 1994. The President was also issued warrants to purchase an aggregate of 125,000 shares (41,667 shares per year, warrant Classes D, E, and F, respectively) of the Company's common stock at $.40 per share, provided that the Company meets the same respective pre-tax income levels described above. The attainment of the respective pre-tax income levels, which result in the release of the Escrow Shares and exercisability of the warrants, were deemed to be compensatory and resulted in a charge to operations equal to
(1) the fair market value of the Escrow Shares measured as of the last day in the respective year in which the pre-tax income level was attained, and (2) the fair market value of the shares to be issued upon the exercise of the warrants measured as of the last day in the respective year in which the pre-tax income level was attained less the exercise price to be paid. The charges related to the release and issuance of these shares are not deductible for income tax purposes.

     During the year ended December 31, 1994, the 41,667 Class D warrants were exercised by the President; in addition, a total of 375,000 shares were released from escrow since the Company met the 1992 pre-tax income level. The Company did not meet the 1993 pre-tax income level, and accordingly, 250,000 shares were returned to the treasury of the Company and the Class E warrants were not exercisable. Since the Company attained the 1994 pre-tax income levels, as defined, 125,000 shares were released from escrow to the President and the 41,667 Class F warrants were exercised during 1995.

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

     The President disputed the 1993 forfeiture of shares, but waived any claims he had against the Company in exchange for the July 1995 grant of a non-qualified stock option to purchase 180,000 shares of Common Stock under the 1995 Plan.

     On March 30, 1994, Class A, B and C warrants were exercised and converted into common stock as follows:

                            EXERCISE
                             PRICE      NUMBER OF
                              PER        WARRANTS
CLASS                       WARRANT     EXERCISED       AMOUNT
A.........................    $.09       6,975,000    $  627,750
B.........................     .12       6,975,000       837,000
C.........................     .25         100,000        25,000
                                        14,050,000    $1,489,750

     Since each warrant was convertible into one-twentieth share of common stock, the number of common shares outstanding was increased by 702,500 shares of common stock and additional paid-in-capital was increased by $702 and $1,489,048, respectively.

     COMMON STOCK -- In August 1995, the Company increased its authorized common stock (post split) to 20,000,000 shares. In March 1996, the Company decreased its authorized common stock to 6,000,000 shares.

     PREFERRED STOCK -- Each share of Series A preferred stock, all of which was owned by the President, carried a cumulative dividend of $.02 per share payable annually. As of December 31, 1994, the Company was in arrears on the preferred stock dividends in the amount of $99,397. On April 30, 1995, the Company declared a dividend of $112,730 for all dividends accumulated for the period from July 9, 1992 to April 30, 1995. The dividends were unpaid as of December 31, 1995. Since certain cumulative financial operating goals were achieved during the three-year period ended December 31, 1994, each share of Series A preferred stock was automatically converted into shares of common stock on April 30, 1995. The excess common shares issued (the "Excess Common Shares") upon attainment of such operating goals were deemed to be compensatory and were measured by the fair market value of the Excess Common Shares as of December 31, 1994.

     In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B preferred stock to be held by the President. As the sole shareholder of the Series B preferred stock, which will vote as a separate class, the President has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75,000,000 in revenue for any year through December 31, 2000. In the event of any liquidation, dissolution or winding-up, the holder of Series B preferred stock will be entitled to an aggregate preference of $50,000, his basis in the stock; any remaining proceeds of liquidation will be distributed pro rata to holders of the common stock. The amendment also eliminated all remaining authorized shares of Series A preferred stock.

1994 EMPLOYEE STOCK OPTION PLAN

     During 1994, the Company established the 1994 Employee Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the grant of options to employees and other parties to purchase an aggregate of 300,000 shares of common stock. Options to purchase no more than 120,000 shares of common stock may be granted to any one person in any two-year period. The 1994 Plan is administered by the Board of Directors.

     The 1994 Plan allows the Company to grant incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights ("SARs") at any time within 10 years from the date the 1994 Plan was adopted. The exercise price of ISOs may not be less than the fair market value of the common stock on the date of the grant, provided that the exercise price of ISOs granted to an optionee owning more than 10% of the

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES outstanding common stock may not be less than 110% of the fair market value of the common stock on the date of grant. In addition, the aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. Options may not have a term exceeding ten years, except that ISOs granted to an optionee owning more than 10% of the outstanding common stock may not have a term of more than five years and ISOs must be granted to and exercised by employees of the Company. Since the adoption of the 1994 Plan, an aggregate of 258,000 ISOs have been granted (of which options to purchase, 120,000 have terminated); no NQSOs or SARs have been granted.

1995 EMPLOYEE STOCK OPTION PLAN

     In July 1995, the Company established the 1995 Employee Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to employees and other parties of ISOs, NQSOs and SARs to purchase an aggregate of 300,000 shares of common stock. The provisions of the 1995 Plan are identical to the above-stated terms of the 1994 Plan.

     Since the adoption of the 1995 Plan, no ISOs or SARs have been granted. NQSOs to purchase 180,000 shares of common stock at $3.00 per share, the fair market value on the date of grant, have been granted to the President. The options terminate in July 2000 and are exercisable on a cumulative basis in one-third increments on July 31, 1997, 1998 and 1999. The option becomes immediately exercisable upon a change in control of the Company. Options to purchase 120,000 shares of common stock remain available for grant under the 1995 Plan.

     A summary of stock option transactions under employee option plans for each of the three years in the period ended December 31, 1995 are as follows:

                                        OPTIONS       OPTION PRICE
Outstanding January 1, 1993
  Granted............................         --                   --
  Canceled...........................         --                   --
Outstanding December 31, 1993
  Granted............................    252,000    $     2.50-$20.00
  Canceled...........................   (120,000)   $           20.00
Outstanding December 31, 1994........    132,000    $            2.50
  Granted............................    186,000    $      2.25-$3.00
  Canceled...........................     (3,000)   $            2.50
Outstanding December 31, 1995........    315,000    $      2.25-$3.00
Exercisable:
  December 31, 1994..................         --                   --
  December 31, 1995..................     80,000    $            2.50

     In December 1994, the Company canceled options to purchase 120,000 shares of common stock exercisable at $20 per share, previously granted to the President under the 1994 Plan, and re-granted such options at an exercisable price of $2.50 per share.

EMPLOYEE STOCK BONUS PLAN

     In April 1995, the Company adopted the Employee Stock Bonus Plan which enables all full-time employees to purchase shares of common stock at 85% of the then fair market value through payroll deductions. During 1995, 3,064 shares were issued from the 100,000 shares available for sale under the plan.

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

NOTE 5 -- INCOME TAXES

     Provision (benefit) for income taxes consists of the following:

                                                     1995         1994        1993
Federal:
  Current.......................................   $  81,000    $326,000    $ 25,431
  Deferred......................................    (123,000)    (33,000)    (18,238)
                                                     (42,000)    293,000       7,193
State and Local:
  Current.......................................      47,000     118,000      15,085
  Deferred......................................     (31,000)    (16,000)     (4,821)
                                                      16,000     102,000      10,264
                                                   $ (26,000)   $395,000    $ 17,457

     The total provision (benefit) for income taxes differs from that amount which would be computed by applying the U.S. federal tax rate to the loss before income taxes. The reasons for these differences are as follows:

                                                                     1995      1994      1993
Statutory federal income tax rate..................................  (34.0)%   (34.0)%    34.0%
Effect of income taxed at reduced federal statutory rates..........   --        --       (19.0)
State and local income taxes, net of federal benefit...............    7.7       4.3      13.0
Nondeductible compensatory charges.................................   --        50.0      --
Permanent and other differences....................................   13.6       4.8       1.8
                                                                     (12.7)%    25.1%     29.8%

     The temporary differences which give rise to the deferred tax asset of $348,614 and $122,678 at December 31, 1995 and 1994 consist primarily of approximately $390,000 and $171,000 of costs which were charged to operations for financial statement purposes, but were required to be capitalized as inventory for income tax purposes and the allowance for doubtful accounts of $288,000 and $75,000 which represents an amount not deductible for income tax purposes until the related asset is written-off.

     The exercise of non-qualified stock options under the Company's stock option plans give rise to compensation which is includable in the taxable income of the recipients and deductible by the Company for federal and state income tax purposes. Utilization of such deductions will increase additional paid-in capital.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company leases warehouse and office space under noncancelable operating leases. Aggregate future minimum lease payments are as follows:

Year ending December 31,
     1996...........................................   $  376,000
     1997...........................................      370,000
     1998...........................................      361,000
     1999...........................................      184,000
     2000...........................................       22,000
     Thereafter.....................................        7,000
                                                       $1,320,000

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

     Rent expense for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $354,000, $361,000 and $304,000, respectively, which includes $312,000 in 1995 and 1994 and $302,000 in 1993 which is paid to the Company's President.

     In May 1995, the Company settled various litigation/claims for $232,500 which has been reflected in the 1994 consolidated financial statements.

     In July 1995, the Company entered into a three-year employment agreement with the President providing for a minimum annual salary of $156,000, with a bonus at the discretion of the Board of Directors, determined based upon the profitability of the Company. No bonus was issued for the period ended December 31, 1995.

     In December 1995, the Company commenced an action against a former customer to collect $971,000 of accounts receivable. The defendant has filed a counterclaim against the Company and the Company's President seeking compensatory and punitive damages of $25 million. The Company believes its claim is meritorious and believes the counter claim against the Company is without merit and will not have a material impact on the consolidated financial condition of the Company.

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         JUNE
                                                                                        30,1996       DECEMBER
                                                                                      (UNAUDITED)     31, 1995
ASSETS
Current Assets:
  Cash.............................................................................   $   139,756    $    17,895
  Accounts receivable, less allowance for doubtful accounts of 77,821 and 287,891
     respectively..................................................................     7,747,297      5,623,117
  Inventory........................................................................     8,154,177      7,873,131
  Prepaid expenses and other current assets........................................       277,963        387,767
  Due from President...............................................................        31,878         51,604
  Deferred tax asset...............................................................       345,345        345,345
       TOTAL CURRENT ASSETS........................................................    16,696,415     14,298,859
Property and Equipment -- net......................................................       921,756        921,120
Other Assets.......................................................................       225,561        276,315
       TOTAL ASSETS................................................................   $17,843,732    $15,496,294
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, accrued expenses and other current liabilities.................   $ 3,284,079    $ 2,869,762
  Notes and acceptances payable....................................................     5,281,456      8,075,196
  Current portion of long-term debt................................................        80,700         65,038
       TOTAL CURRENT LIABILITIES...................................................     8,646,235     11,009,996
Long-term Debt.....................................................................     5,230,850        630,494
       TOTAL LIABILITIES...........................................................    13,877,085     11,640,490
Commitments and Contingencies (see notes)
Shareholders' Equity:
  Series A preferred stock -- $.25 par value; authorized 2,200,000 shares, none
     issued........................................................................            --             --
  Series B preferred stock -- $.001 par value; authorized, isssued and outstanding
     1,000 shares..................................................................             1             --
  Common stock -- $.001 par value; authorized 6,000,000 and 20,000,000 shares,
     issued and outstanding 3,418,730 and 3,416,197 shares.........................         3,418          3,416
  Additional paid-in capital.......................................................    13,070,309     13,014,260
  Accumulated deficit..............................................................    (9,107,081)    (9,161,872)
       TOTAL SHAREHOLDERS' EQUITY..................................................     3,966,647      3,855,804
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................................   $17,843,732    $15,496,294

                 See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                                                        THREE MONTHS ENDED JUNE
                                                          SIX MONTHS ENDED JUNE 30,               30,
                                                             1996           1995           1996          1995
Sales..................................................   $18,018,775    $16,112,941    $9,572,400    $9,028,725
Less returns and allowances............................    (1,404,364)      (495,901)     (791,870)     (205,640)
Net sales..............................................    16,614,411     15,617,040     8,780,530     8,823,085
Cost of goods sold.....................................    12,006,050     11,406,792     6,277,367     6,431,569
Gross profit...........................................     4,608,361      4,210,248     2,503,163     2,391,516
Selling, general and administrative expenses...........     4,050,462      3,018,137     2,311,553     1,682,588
Income from operations.................................       557,899      1,192,111       191,610       708,828
Other income (expense):
Interest expense.......................................      (478,108)      (305,429)     (211,264)     (164,474)
Gain (loss) on foreign currency transactions...........            --          8,977            --        (1,390)
                                                             (478,108)      (296,452)     (211,264)     (165,864)
Income (loss) before provision for income taxes........        79,791        895,659       (19,654)      542,964
Provision for income taxes.............................        25,000        349,000        11,000       217,842
Net income (loss)......................................   $    54,791    $   546,659    $  (30,654)   $  325,122
Net income per common and common equivalent share......          0.02           0.18          (.01)         0.10
Weighted average number of common and common equivalent
  shares outstanding...................................     3,687,054      2,990,991     3,687,054     3,324,244

                 See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           SIX MONTHS ENDED
                                                                                       JUNE 30,        JUNE 30,
                                                                                         1996            1995
Cash flows from operating activities:
  Cash received from customers....................................................   $ 14,233,857    $ 12,637,038
  Cash paid to suppliers and employees............................................    (15,436,384)    (12,953,487)
  Interest paid...................................................................       (418,010)       (305,429)
  Taxes paid......................................................................        (57,606)       (267,284)
       NET CASH USED IN OPERATING ACTIVITIES......................................     (1,678,143)       (889,162)
Cash flows used in investing activity-capital expenditures........................        (48,053)       (574,036)
Cash flows from financing activities:
  Net borrowings (repayments) under notes and acceptances payable.................     (2,793,740)      1,146,547
  Proceeds from issuance of long-term debt........................................             --         461,040
  Principal payments on long-term debt............................................             --         (58,442)
  Proceeds from common stock issuance.............................................          6,052              --
  Loans to President..............................................................        (20,357)             --
       NET CASH PROVIDED BY FINANCING ACTIVITIES..................................      1,782,392       1,549,145
Net increase in cash..............................................................        121,861          85,947
Cash at beginning of period.......................................................         17,895          11,991
Cash at end of period.............................................................   $    139,756    $     97,938
Reconciliation of net loss to net cash used in operating activities:
  Net income......................................................................   $     54,791    $    546,659
  Adjustments to reconcile net income to net cash used in operating activities:
     (Gain) on foreign currency transactions......................................             --          (8,977)
     Depreciation and amortization................................................         47,417          80,248
     Provision for doubtful accounts..............................................        236,374              --
     Changes in assets and liabilities:
       Accounts receivable........................................................     (2,360,554)     (2,980,002)
       Inventory..................................................................       (281,046)        230,785
       Prepaid expenses and other current assets..................................        109,804         105,834
       Other assets...............................................................         50,754          27,615
       Accounts payable and accrued expenses......................................        464,317       1,108,676
          NET CASH USED IN OPERATING ACTIVITIES...................................   $ (1,678,143)   $   (889,162)

SUPPLEMENTAL INFORMATION OF NON-CASH FINANCING ACTIVITIES:

     The President purchased 1,000 shares of Series B stock for $50,000 which was paid for by a reduction in dividends payable to him.

               See Notes to the Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION:

     The accompanying unaudited consolidated financial statements of Brake Headquarters U.S.A., Inc. and subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995. There has been no significant changes of accounting policies since December 31, 1995.

     Earnings per common and common equivalent share is based on the weighted number of common and common equivalent shares (when dilutive) outstanding during the year computed in accordance with the treasury stock method. Net income used in the determination of earnings per share has been adjusted for preferred dividend requirements.

NOTE 2 -- NOTES AND ACCEPTANCES PAYABLE:

     In February 1996, the Company refinanced one of its bank agreements with a new two year agreement with a new bank that allows for borrowings of an additional $1,000,000. The Company has combined lines of credit totaling $10,000,000. The Company's second line of credit was renewed until May 1, 1997. The notes and acceptances payable are collateralized by substantially all the assets of the Company. The President/majority shareholder has guaranteed a portion of one of the bank facilities when equity falls below $4,250,000. The second loan provides for a guarantee of $1,000,000. The Company was in technical default of several financial ratios on one of its current loans, however the bank has provided the Company a waver for these technical defaults, and revised certain ratios on a going forward basis.

     In January 1996, the Company obtained a $69,700 loan from the City of Fairfield, Illinois at a rate of 5% per annum, for the purpose of purchasing equipment for the Fairfield, Illinois distribution center.

NOTE 3 -- STOCKHOLDERS' EQUITY

     COMMON STOCK -- In March 1996, the Company decreased its shares of authorized common stock to 6,000,000 shares from 20,000,000 and also eliminated all remaining authorized shares of Series A preferred stock.

     In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B preferred stock to be held by the President. As the sole shareholder of the Series B preferred stock, which will vote as a separate class, the President has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption dates of March 31, 2001 or the reporting by the Company of at least $75,000,000 in revenue for any year through December 31, 2000. In the event of any liquidation, dissolution or winding-up, the holder of the Series B preferred stock will be entitled to an aggregate preference of $50,000, his basis in the stock; any remaining proceeds of liquidation will be distributed pro rata to holders of the common stock.

     In March 1996, the President purchased the 1,000 shares of Series B preferred stock. The $50,000 purchase price was funded by a reduction of the $112,730 dividend payable to him.

     In August 1996 the Company completed the initial phase of raising additional capital through a private placement. The Company sold 450,000 units at a purchase price of $2.50 per unit. Each unit consists of one share

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES of common stock and two Redeemable Common Stock Purchase Warrants each to purchase one share of common stock of the Company at $3.80 per share until the third anniversary of the initial closing.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

     In June 1996, the Company settled an action against a former customer to collect $971,000 of accounts receivable. Inventory totaling approximately $459,000, was returned to the Company. The Company was required to pay the customer $85,000. As a result of the above settlement and available reserves the Company recorded an expense of a $212,000 in the financial statements for six months ended June 30, 1996. Mutual releases were exchanged for all claims and counter claims.

     In July 1996, the Company entered into an agreement to purchase a new computer system for approximately $475,000 which is financed over a five year period.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF BY ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                        PAGE
Prospectus Summary...................................     3
Risk Factors.........................................     5
Use of Proceeds......................................     9
Price Range of Common Stock..........................     9
Dividend Policy......................................    10
Capitalization.......................................    11
Selected Financial Information.......................    12
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    13
Business.............................................    17
Management...........................................    22
Certain Relationships and Related Transactions.......    27
Principal Stockholders...............................    28
Selling Securityholders..............................    30
Description of Securities............................    31
Shares Eligible for Future Sale......................    33
Plan of Distribution.................................    35
Commission Position on Indemnification for Securities
  Act Liabilities....................................    35
Legal Matters........................................    35
Experts..............................................    35
Additional Information...............................    36
Index to Financial Statements........................    37
Financial Statements.................................   F-1

                        BRAKE HEADQUARTERS U.S.A., INC.

                                1,644,633 SHARES
                                  COMMON STOCK

                                980,000 WARRANTS

                                   PROSPECTUS

                                            , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are estimated below:

SEC Registration Fee........................................   $ 2,082.91
Transfer Agent's Fee........................................     2,000.00
Printing and Engraving Expenses.............................     5,000.00
Legal Fees and Expenses.....................................    20,000.00
State Securities Qualification Fees and Expenses............     3,000.00
Accounting and Auditing Fees and Expenses...................    15,000.00
Miscellaneous...............................................     2,917.09
       Total................................................   $50,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Brake Headquarters U.S.A., Inc., a Delaware corporation (the "Company") is insured or indemnified in an manner against liability which he may incur in his capacity as such.

     The Placement Agent Agreement dated July 10, 1996 by and between the Company and G-V Capital Corp. (the "Placement Agent") contains provisions under which the Company has agreed to indemnify the Placement Agent (including officers and directors of the Company and the Placement Agent and any person who may be deemed to control the Placement Agent or the Company) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Article Seventh of the Company's Certificate of Incorporation and Article VI of the Company's By-laws provide for the indemnification of officers and directors to the fullest extent allowed by Section 145 of the Delaware General Corporation Law (the "GCL").

     The GCL provides, in part, that no director shall be personally liable to a corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

     (i) for breach of the director's duty of loyalty to the corporation or its stockholders;

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) pursuant to Section 174 of the GCL; or

     (iv) for any transaction from which the director derived an improper personal benefit. The Company shall, to the full extent permitted by the GCL, as amended from time to time, indemnify all persons indemnifiable pursuant thereto.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

     1. On August 13, 1996, the Registrant issued an aggregate of 450,000 Units of the Registrant (each Unit consisting of one share of Common Stock and two Redeemable Common Stock Purchase Warrants each to purchase one share of Common Stock) to 18 accredited investors, at a purchase price of $2.50 per Unit. The Placement Agent for this offering received a commission of $84,375. The issuance of these shares was exempt from registration under Section 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

     2. On August 13, 1996, the Registrant issued warrants to purchase 40,000 Units of the Registrant (each Unit consisting of one share of Common Stock and two Redeemable Common Stock Purchase Warrants each to purchase one share of

Common Stock) to the Placement Agent in the above offering in consideration for services rendered. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     3. From April 1, 1995 through September 27, 1996, the Registrant issued an aggregate of 5,078 shares of Common Stock to employees of the Registrant pursuant to the Registrant's Employee Stock Bonus Plan, at purchase prices ranging from $1.91 to $4.62. The issuance of these shares was exempt from registration under Rule 701 of the Securities Act.

     4. From January 1, 1994 through January 5, 1996, the Registrant issued an aggregate of 2,338 shares of Common Stock to four employees of the Company, as bonus consideration for services rendered. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     5. On May 19, 1995, the Registrant issued 1,000,000 shares of Common Stock to Joseph Ende upon conversion of 2,000,000 shares of Preferred Stock issued to Mr. Ende in connection with the acquisition of Sanyo Automotive. The issuance of these shares was exempt from registratin under Section 3(a)(9) of the Securities Act.

     6. On May 19, 1995, the Registrant issued 41,666 shares of Common Stock to Joseph Ende upon the exercise of all of the Registrant's Class F Warrants for an aggregate consideration of $16,667. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     7. On December 16, 1994, the Registrant regranted to Joseph Ende options to purchase 120,000 shares of Common Stock at an exercise price of $2.50 per share, pursuant to the Registrant's 1994 Employee Stock Option Plan. The grant of these options was exempt from registration under Rule 701 of the Securities Act.

     8. From November 21, 1994, through May 29, 1996, the Registrant granted options to purchase an aggregate of 42,000 shares of Common Stock to officers of the Registrant at exercise prices ranging from $2.25 to $3.00 per share, pursuant to the Registrant's employee stock option plans, of which 3,000 such options terminated upon the resigation of the Registrant's former Chief Financial Officer in 1995. The grant of these options was exempt from registration under Rule 701 of the Securities Act.

     9. On October 25, 1994, the Registrant issued 41,666 shares of Common Stock to Joseph Ende upon the exercise of all of the Registrant's Class D Warrants for an aggregate consideration of $16,667. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     10. On March 30, 1994, the Registrant issued 348,750 shares of Common Stock to certain warrantholders upon the exercise of the Registrant's Class A Warrants, at an exercise price of $1.80 per share, as follows:

                                        NUMBER OF WARRANTS
NAME                                        EXERCISED         NUMBER OF SHARES
The Christopher Trust................        2,241,100             112,055
REB Trust............................        1,841,100              92,055
KAB Trust............................        1,841,100              92,055
Ruth Greer...........................          100,000               5,000
Alvin Abrams.........................          951,700              47,585

     The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     11. On March 30, 1994, the Registrant issued 348,750 shares of Common Stock to certain warrantholders upon the exercise of the Registrant's Class B Warrants, at an exercise price of $2.40 per share, as follows:

                                        NUMBER OF WARRANTS
NAME                                        EXERCISED         NUMBER OF SHARES
The Christopher Trust................        2,241,100             112,055
REB Trust............................        1,841,100              92,055
KAB Trust............................        1,841,100              92,055
Ruth Greer...........................          100,000               5,000
Estelle Abrams.......................          951,700              47,585

     The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     12. On March 30, 1994, the Registrant issued 5,000 shares of Common Stock to Ruth Greer upon the exercise of 100,000 of the Company's Class C Warrants, at an exercise price of $5.00 per share. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

     There were no underwriters with respect to any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    *1.1      Placement Agent Agreement dated July 10, 1996, by and
              between the Company and G-V Capital Corp.
     3.1      Certificate of Incorporation of the Company, as amended and restated.(5)
     3.2      By-laws of the Company.(1)
     4.1      Form of Common Stock Certificate.(1)
     4.2      1994 Employee Stock Option Plan.(2)
     4.3      1995 Employee Stock Option Plan.(5)
     4.4      Form of Stock Option Agreement.(5)
     4.5      Employee Stock Bonus Plan.(5)
    *4.6      Form of Private Placement Warrant
    *5.1      Opinion of Snow Becker Krauss P.C.
    10.1      Unlimited Guaranty made by Joseph Ende on behalf of Sanyo
              Automotive Parts, Ltd. in favor of Bank Leumi dated April
              25, 1990.(2)
    10.2      Lease Agreement between the Company and Joseph Ende dated
              July 1, 1992.(2)
    10.3      Loan Agreement between Sanyo Automotive Parts, Ltd. and
              the City of Fairfield dated November 9, 1993.(2)
    10.4      Employment Agreement between the Company and Scott Osias dated
              November 24, 1994.(4)
    10.5      Amendment dated April 17, 1995 to Agreement and Plan of
              Reorganization by and among Unified Capital, Inc. (now known as Sanyo Industries, Inc.), Sanyo Automotive Parts,
              Ltd. and Joseph Ende dated July 9, 1992.(4)
    10.6      Loan Agreement between Sanyo Automotive Parts, Ltd., The
              Fairfield National Bank and Illinois Development Authority dated January 13, 1995.(4)
    10.7      Employment Agreement between the Company and Joseph Ende dated
              July 31, 1995.(5)
    10.8      Promissory Note in the principal amount of $258,000 made
              by Brake Headquarters U.S.A., Inc. to Dean Petkanas dated
              November 17, 1995.(5)
    10.9      Mortgage between Sanyo Automotive Parts, Ltd. and
              Fairfield National Bank dated December 8, 1995.(5)
    10.10     Promissory Note in the principal amount of $390,000 made
              by Sanyo Automotive Parts, Ltd. to Fairfield National Bank dated December 8, 1995.(5)
    10.11     Second Mortgage between Sanyo Automotive Parts, Ltd. and
              the Illinois Development Finance Authority ("IDFA") dated
              December 7, 1995.(5)
    10.12     Loan Agreement between Sanyo Automotive Parts, Ltd. and
              IDFA dated December 11, 1995.(5)
    10.13     Promissory Note in the principal amount of $240,000 made
              by Sanyo Automotive Parts, Ltd. to IDFA dated December 11,
              1995.(5)
    10.14     Absolute, Unconditional and Continuing Guaranty of Payment
              made by Brake Headquarters U.S.A., Inc. in favor of IDFA dated December 11, 1995.(5)
    10.15     Loan Agreement between Sanyo Automotive Parts, Ltd. and
              the Chase Manhattan Bank, N.A. dated February 22, 1996.(5)
    10.16     Note in the principal amount of $5,000,000 made by Sanyo
              Automotive Parts, Ltd., to the Chase Manhattan Bank, N.A. dated
              February 22, 1996.(5)
    10.17     Security Agreement between Sanyo Automotive, Ltd. and the
              Chase Manhattan Bank, N.A. dated February 22, 1996.(5)
    10.18     Corporate Guaranty made by Brake Headquarters U.S.A., Inc. in favor of the Chase Manhattan Bank, N.A. dated February 22,
              1996.(5)
    10.19     Individual Guaranty made by Joseph Ende on behalf of Sanyo
              Automotive Parts, Ltd. in favor of the Chase Manhattan Bank, N.A.
              dated February 22, 1996.(5)

   *10.20     Grid Promissory Note in the amount of $4,300,000 made by
              Sanyo Automotive Parts, Ltd. to Bank Leumi Trust Company
              of New York dated May 1, 1996.
    21.1      Subsidiaries of the Company.(5)
   *23.1      Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).
   *23.2      Consent of Deloitte & Touche LLP.
   *23.3      Consent of Goldstein Golub Kessler & Company, P.C.
   *23.4      Consent of Borek, Stockel & Marden.
   *24.1      Power of Attorney (see Signature Page to this Registration
              Statement).

* Filed with this Registration Statement.

(1) Incorporated by reference from the Company's Registration Statement on Form S-18, No. 33-30933-NY.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.

(3) Incorporated by reference from the Company's Current Report on Form 8-K dated July 21, 1992 and as amended by Form 8 dated August 19, 1992 and September 21, 1992.

(4) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(5) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the
undersigned, in the City of New York, State of New York, on October   , 1996.

                                             BRAKE HEADQUARTERS U.S.A., INC.

                                             By: /s/  JOSEPH ENDE
                                                 JOSEPH ENDE, PRESIDENT

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Joseph Ende as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated:

/s/  JOSEPH ENDE        Chairman of the Board of Directors, President           October   , 1996
  JOSEPH ENDE             and Chief Executive Officer (Principal
                          Executive Officer)

/s/ MARC J. RUSKIN      Chief Financial Officer (Principal                      October   , 1996
  MARC J. RUSKIN          Accounting and Financial Officer)

/s/ SANDRA ENDE         Director                                                October   , 1996
   SANDRA ENDE
